UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE

SECURITIES EXCHANGE ACT OF 1934

(AMENDMENT NO.    )

Filed by the Registrant  ☒                            Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

UTi WORLDWIDE INC.

(Name of Registrant as Specified in Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11

	(1)	Title of each class of securities to which transaction applies:
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☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

	(1)	Amount previously paid:
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UTi WORLDWIDE INC.

9 Columbus Centre, Pelican Drive Road Town, Tortola British Virgin Islands	c/o UTi, Services, Inc. 100 Oceangate Boulevard, Suite 1500 Long Beach, CA 90802 USA

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

We cordially invite you to attend the 2014 Annual Meeting of Shareholders of UTi Worldwide Inc. to be held in UTi’s Long Beach Solutions Center located at 100 Oceangate Boulevard, Suite 1500, Long Beach, California 90802, USA, on Monday, June 9, 2014 at 9:00 A.M. (Pacific Time) for the following purposes:

1. To elect two class “B” directors to our Board of Directors for a term of three years and until their respective successors are duly elected and qualified;

2. To approve, on an advisory basis, the Company’s executive compensation;

3. To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company;

4. To approve the flexible settlement feature in connection with the potential conversion of the Company’s 4.50% Convertible Senior Notes due 2019; and

5. To transact such other business as may properly come before the annual meeting or any postponement(s) or adjournment(s) thereof.

Our Board of Directors has fixed May 1, 2014 as the record date for determining the shareholders entitled to vote at the meeting.

A proxy solicited by our Board of Directors, together with our proxy statement and a copy of our 2014 annual report to shareholders, are enclosed herewith. Whether or not you plan to attend the annual meeting, please sign, date and return the proxy card promptly in the enclosed reply envelope provided for that purpose. You may also vote by telephone or by Internet by following the instructions on your proxy card. This will not prevent you from voting in person at the meeting, but will assure your vote is counted if you are unable to attend. YOUR VOTE IS VERY IMPORTANT.

By order of the Board of Directors

Lance E. D’Amico

Secretary

Long Beach, California

May [    ], 2014

Important Notice Regarding the Availability of Proxy Materials for the Shareholder Meeting to be Held on June 9, 2014

This proxy statement and our Annual Report to Shareholders are available on-line at www.proxyvote.com.

YOUR VOTE IS IMPORTANT

WHETHER YOU OWN A FEW OR MANY SHARES AND WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, YOU ARE URGED TO DATE, SIGN AND RETURN YOUR PROXY OR VOTE VIA TELEPHONE OR THE INTERNET PROMPTLY SO THAT YOUR SHARES MAY BE VOTED IN ACCORDANCE WITH YOUR WISHES AND IN ORDER THAT THE PRESENCE OF A QUORUM MAY BE ASSURED.

ADDITIONAL INFORMATION

If you have questions or need assistance voting, please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

Page
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION (PROPOSAL 2)	47
RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS (PROPOSAL 3)	47
APPROVAL OF THE FLEXIBLE SETTLEMENT FEATURE IN CONNECTION WITH THE POTENTIAL CONVERSION OF THE COMPANY’S 4.50% CONVERTIBLE SENIOR NOTES DUE 2019 (PROPOSAL 4)	48
TRANSACTIONS WITH MANAGEMENT AND OTHERS	50
SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE	53
SUBMISSION OF SHAREHOLDER PROPOSALS AND DIRECTOR NOMINATIONS FOR THE 2015 ANNUAL MEETING	53
Nominations for Directors for the 2015 Annual Meeting	53
Shareholder Proposals for the 2015 Annual Meeting	53
ANNUAL REPORT	54
OTHER MATTERS	55

UTi WORLDWIDE INC.

9 Columbus Centre, Pelican Drive Road Town, Tortola British Virgin Islands	c/o UTi, Services, Inc. 100 Oceangate Boulevard, Suite 1500 Long Beach, CA 90802 USA

PROXY STATEMENT

The Board of Directors of UTi Worldwide Inc. (the “Company” or “UTi”) is soliciting proxies to be voted at the 2014 Annual Meeting of Shareholders of the Company to be held on Monday, June 9, 2014 at the Company’s Long Beach Solutions Center located at 100 Oceangate Boulevard, Suite 1500, Long Beach, California 90802, USA, at 9:00 A.M., Pacific time, and at any adjournment(s) or postponement(s) thereof (the “Annual Meeting” or the “Meeting”), for the purposes set forth in the accompanying notice of annual meeting of shareholders and described herein. We expect that this proxy statement and the accompanying form of proxy will first be mailed to the Company’s shareholders on or about May 14, 2014.

The Board of Directors of the Company (the “Board of Directors” or the “Board”) has fixed the close of business on May 1, 2014 as the record date (the “Record Date”) for determining the shareholders entitled to vote at the Annual Meeting and any adjournment(s) or postponement(s) thereof. As of the Record Date, there were [                ] ordinary shares, no par value (the “Ordinary Shares”) outstanding (not including [                 ] shares held in treasury) and 175,000 convertible preference shares, no par value (the “Convertible Preference Shares”) outstanding.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who may vote?

You may vote if our records indicate that you owned Ordinary Shares or Convertible Preference Shares at the close of business on May 1, 2014, the Record Date. Each Ordinary Share (other than those held in treasury) carries the right to one vote with respect to each matter to be voted on at the Annual Meeting. The holder of the Convertible Preference Shares is entitled to a number of votes equal to the number of Ordinary Shares which could have been issued had the Convertible Preference Shares been convertible on the Record Date and had been converted in full on such date. As of the Record Date and based on the then effective conversion rate, the 175,000 Convertible Preference Shares are entitled to an aggregate of 12,619,797 votes on each matter to be voted on at the Annual Meeting.

You may own Ordinary Shares in several different ways. If your Ordinary Shares are represented by one or more share certificates registered in your name, then you are a holder of record. If your Ordinary Shares are held by a broker, bank or other nominee (that is, in “street name”), then you must obtain a voting instruction form from the institution that holds the shares and follow the instructions included on that form regarding how to instruct the broker, bank or other nominee to vote the shares.

What am I voting on?

In addition to such other matters of business as may properly come before the Annual Meeting or any postponement or adjournment thereof, you are being asked to vote on the following:

1. The election of two class “B” directors to our Board of Directors for a term of three years;

2. To provide an advisory vote to approve the compensation of the Company’s named executive officers, as disclosed in this proxy statement in accordance with the rules of the Securities and Exchange Commission (the “SEC”), which disclosures include the Compensation Discussion and Analysis and the compensation tables and narrative discussion following the Compensation Discussion and Analysis (the “say-on-pay resolution”);

3. Ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending January 31, 2015; and

4. To approve the flexible settlement feature in connection with the potential conversion of the Company’s 4.50% Convertible Senior Notes due 2019 (the “2019 Notes Flexible Settlement Feature”).

How does the Board of Directors recommend that I vote?

•	The Board of Directors recommends that you vote: “FOR” the election of each of Eric W. Kirchner and Leon J. Level, the nominated class “B” directors, to the Board of Directors;

•	“FOR” approval of the say-on-pay resolution;

•	“FOR” the ratification of the appointment of Deloitte & Touche LLP as the Company’s independent registered public accountants for the fiscal year ending January 31, 2015; and

•	“FOR” the approval of the 2019 Notes Flexible Settlement Feature.

How do I vo te?

We encourage you to vote through the Internet or by telephone, both of which you may do 24 hours a day, 7 days a week. However, you may vote in any one of the following ways:

By Internet. If you are a shareholder of record, you can vote your proxy by the Internet. The enclosed proxy card indicates the website you may access for Internet voting. The Internet voting system allows you to confirm that the system has properly recorded your votes.

By Telephone. If you are a shareholder of record and are located in the United States or Canada, you can vote your proxy by calling the toll-free telephone number on your proxy card. The telephone voting system has easy-to-follow instructions and allows you to confirm that the system has properly recorded your votes. If you vote by telephone, you do not need to return your proxy card. If you are located outside the United States or Canada, please contact MacKenzie Partners, Inc. at 1-212-929-5500 for information on how you can vote by telephone.

By Mail. If you are a shareholder of record and are located in the United States, you can vote by marking, dating and signing your proxy card and returning it by mail in the enclosed postage-paid envelope. If you are located outside the United States, you should add the necessary postage to the enclosed envelope to assure delivery. In order to ensure that your vote is received on or prior to the date of the Annual Meeting, we recommend that your proxy card be returned to us by overnight mail.

At the Annual Meeting. If you are a shareholder of record and wish to vote in person at the Annual Meeting, you may do so. If you attend the Meeting, we will give you a ballot when you arrive. However, if you hold your Ordinary Shares through a broker, bank or other nominee, you must provide a legal proxy from such broker, bank or nominee evidencing your authority to vote shares that the institution or other nominee held for your account at the close of business on the Record Date. You must contact your broker, bank or other nominee directly in advance of the Annual Meeting to obtain a legal proxy. Even if you plan to attend the Annual Meeting, we encourage you to vote your shares by proxy so that your vote will be counted if you later decide not to attend the Meeting.

If your Ordinary Shares are held by a broker, bank or other nominee in street name, then you must obtain a voting instruction form from the institution that holds your shares and follow the instructions included on that form regarding how to instruct the broker to vote your shares.

If you have any questions regarding how to vote, please contact MacKenzie Partners, Inc. at 1-800-322-2885 (please call 1-212-929-5500 (collect) if you are located outside the United States).

Can I change my vote?

You may change your vote at any time prior to the vote at the Annual Meeting. You may revoke any proxy given pursuant to this solicitation at any time before it is exercised at the Annual Meeting by taking any of the following actions:

•	submitting a vote at a later time via the Internet or telephone before the closing of those voting facilities at 11:59 p.m. (Eastern Time) on June 8, 2014;

•	delivering written notice to the Secretary of the Company by any means, including facsimile, bearing a date later than the date of the proxy, stating that the proxy is revoked;

•	signing and delivering a proxy relating to the same shares and bearing a later date prior to the vote at the Meeting; or

•	attending the Annual Meeting and voting in person, although attendance at the Meeting will not, by itself, revoke a proxy.

If you are a shareholder of record, you may obtain a new proxy card by contacting the Secretary of the Company at 100 Oceangate Boulevard, Suite 1500, Long Beach, California 90802, USA, telephone 1-562-552-9400 (collect). If you hold shares in street name, you may submit new voting instructions or revoke your voting instructions by contacting your bank, broker or other nominee. You may also change your vote or revoke your voting instructions in person at the Annual Meeting if you obtain a signed proxy from the record holder (bank, broker or other nominee) giving you the right to vote the shares.

How will my shares be voted?

Any proxy that you return properly completed and that is not revoked will be voted as you direct. If you are a shareholder of record and you indicate when voting by internet or by telephone that you wish to vote as recommended by our Board of Directors or if you sign and return a proxy card without giving specific instructions, then the persons designated as proxy holders in the accompanying proxy card(s) will vote “FOR” the election of the Board of Directors’ nominees for Class “B” directors, “FOR” approval of the say-on-pay resolution, “FOR” the ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company and “FOR” the approval of the 2019 Notes Flexible Settlement Feature. If you are a street name holder of Ordinary Shares and your bank or brokerage firm does not receive instructions from you about how your shares are to be voted, then the organization that holds your shares will vote your shares as described below under the heading “What is a broker non-vote?”

The holder of our Convertible Preference Shares has agreed to give us an irrevocable proxy in order to effectuate its agreement to vote in favor of the election of each of our Board nominees and in accordance with the recommendation of the Board on each of the other proposals to come before the Meeting. For more information about this agreement and certain limitations, see “Transactions with Management and Others”.

In the event any director nominee is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the enclosed proxy card(s) will vote for the election of such person or persons as may be designated by the present Board of Directors, if any. As to any other business or matters that might otherwise properly come before the Annual Meeting, the proxy holders will vote in accordance with their best judgment, although the Company does not presently know of any such other business.

How many shares must be present to hold the Annual Meeting?

Ordinary Shares and Convertible Preference Shares will be counted as present at the Annual Meeting if the shareholder is present and votes in person at the Meeting or has properly submitted a proxy. Not less than 50 percent of the votes entitled to be cast on the matters to be considered at the Meeting as of the Record Date must be present in person or by proxy at the Annual Meeting in order to hold the Meeting and conduct business. This is called a quorum.

How many votes are required to approve each proposal?

Election of Directors (Proposal 1). For the election of directors (Proposal 1), our organizational documents provide that a director nominee will be elected only if he or she receives a majority of the votes cast with respect to his or her election in an uncontested election (that is, the number of shares voted “for” a director nominee must exceed the number of votes cast “against” that nominee). Under our Corporate Governance Guidelines, our Board shall nominate for election or reelection as director only candidates who have tendered, in advance of such nomination, a contingent, irrevocable resignation that the Board may accept if shareholders do not re-elect the director. In that situation, our Nominations & Corporate Governance Committee would make a recommendation to the Board about whether to accept or reject the resignation. The Board is to act on the tendered resignation within 90 days from the date that the election results were certified. In deciding whether to accept or reject the tendered resignation, the Board will consider the Nominations & Corporate Governance Committee’s recommendation and any other information and factors that the Board deems relevant. Thereafter, the Board will publicly disclose its decision regarding the director’s tendered resignation and the rationale behind it.

Advisory Vote to Approve Executive Compensation (Proposal 2), Vote on Ratification of the Appointment of Deloitte & Touche LLP as Independent Registered Public Accountants of the Company (Proposal 3) and Vote on the Approval of the 2019 Notes Flexible Settlement Feature (Proposal 4). For each of Proposals 2, 3 and 4, the affirmative vote of a majority of votes present in person or by proxy at the Annual Meeting and voting on the proposal is required for approval.

What is a broker non-vote?

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on your behalf on routine matters but cannot vote on non-routine matters. If the organization that holds your shares does not receive instructions from you on how to vote your shares on a non-routine matter, the organization that holds your shares will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

The election of directors (Proposal 1), the advisory vote to approve executive compensation (Proposal 2) and the vote on the 2019 Notes Flexible Settlement Feature (Proposal 4) are all considered non-routine matters under applicable rules. Therefore, a broker or other nominee cannot vote your shares on any of these proposals without instructions from you on how to vote your shares. In order to minimize the number of broker non-votes, the Company encourages you to provide voting instructions to the organization that holds your shares.

The ratification of the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company (Proposal 3) is considered a routine matter under applicable rules, and a broker or other nominee may generally vote your shares on Proposal 3 without instructions from you.

How will abstentions and broker non-votes be treated?

Abstentions and broker non-votes will be counted for purposes of determining the existence of a quorum at the Annual Meeting. Abstentions and broker non-votes will not be considered as votes properly cast at the Annual Meeting. Consequently, broker non-votes and abstentions will have no effect on the voting with respect to any proposal as to which there is an abstention or broker non-vote.

Who will pay the cost of this proxy solicitation?

The expenses of soliciting proxies for the Annual Meeting are to be paid by the Company. Solicitation of proxies may be made by means of telephonic, facsimile, telegraphic or other communications with shareholders or their personal representatives by directors, officers and employees of the Company who will not be specially compensated for such services. The Company expects to reimburse banks, brokerage houses and other custodians, nominees and fiduciaries for their reasonable expenses in forwarding this proxy statement to shareholders whose Ordinary Shares are held of record by such entities. In addition, the Company has retained the services of MacKenzie Partners, Inc., a proxy solicitation firm, to assist in the solicitation of proxies by mail, personally, by telephone, telegraph, facsimile or other means of communication, and such firm will receive a fee estimated to be $4,000 and will be reimbursed for out-of-pocket expenses.

How can I get electronic access to proxy materials?

The notice of annual meeting, this proxy statement and our Annual Report to Shareholders are available on-line at www.proxyvote.com.

How can I submit a proposal or make a nomination for director for next year’s annual meeting?

The Company’s Articles of Association set forth certain procedures relating to the nomination of directors by shareholders, which we refer to as the Nomination Procedures and certain procedures relating to shareholders bringing a proposal before a meeting, which we refer to as the Proposal Procedures. For information related to the Nomination Procedures and the Proposal Procedures for the 2015 annual meeting as well as other information regarding Rule 14a-8 of the Exchange Act, see the discussion that appears later in this proxy statement in the section entitled “Submission of Shareholder Proposals and Director Nominations for the 2015 Annual Meeting.”

How can I attend the Annual Meeting?

Attendance at the Annual Meeting is limited to shareholders of record and holders of valid proxies. If you hold your Ordinary Shares through a broker, bank or other nominee, you must provide a legal proxy from such broker, bank or nominee evidencing your authority to vote shares that the institution or other nominee held for your account at the close of business on the Record Date. You must contact your broker, bank or other nominee directly in advance of the Annual Meeting to obtain a legal proxy. All shareholders and guests must present a government-issued form of identification in order to be admitted to the Annual Meeting. Cameras and other recording devices will not be permitted at the Annual Meeting.

Where can I find the voting results of the Annual Meeting?

We intend to announce preliminary voting results at the Annual Meeting and publish preliminary, or final results, if available, in a current report on Form  8-K within four business days after the end of the Annual Meeting.

What should I do if I have other questions?

If you have any questions or require any assistance with voting your shares, please contact our proxy solicitor, MacKenzie Partners, Inc., toll free at (800) 322-2885 or directly at (212) 929-5500.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL

OWNERS AND MANAGEMENT

The following table contains certain information regarding all persons and entities known by us to beneficially own more than 5% of our outstanding Ordinary Shares or Convertible Preference Shares, each of our directors, each of the persons named in the Summary Compensation Table included herein in the section entitled “Compensation of Executive Officers — Summary Compensation Table” (we refer to these persons as the “Named Executive Officers”) and all of our current directors and executive officers as a group. The Company believes the persons and entities named below hold sole voting and investment power with respect to the shares shown opposite their respective names, unless otherwise indicated in the footnotes. The information with respect to each person or entity specified is as supplied or confirmed by such person or entity, is based upon statements filed with the SEC or is based upon the knowledge of the Company, and is as of May 1, 2014, unless otherwise indicated in the footnotes.

	Amount and Nature of Beneficial Ownership(1)
	Ordinary Shares			Convertible Preference Shares
Name	Shares Owned(1)	Right to Acquire(2)	Percent of Class(1)(2)	Shares Owned(3)	Right to Acquire	Percent of Class	Total Voting Power(1)(2)(4)
P2 Capital(5)	11,273,214	—	10.8%	175,000	—	100%	20.3%
BlackRock, Inc.(6)	8,176,689	—	7.8%	—	—	—	7.0%
Royce & Associates, LLC (7)	6,064,300	—	5.8%	—	—	—	5.2%
Class “A” Directors:				—	—	—
C. John Langley, Jr.	32,833	5,879	*	—	—	—	*
Allan M. Rosenzweig	62,522	5,879	*	—	—	—	*
Donald W. Slager	20,210	5,879	*	—	—	—	*
Class “B” Directors:				—	—	—
Leon J. Level	29,629	17,772	*	—	—	—	*
Eric W. Kirchner	193,643	357,373	*	—	—	—	*
Class “C” Directors:				—	—	—
Brian D. Belchers	19,224	5,879	*	—	—	—	*
Roger I. MacFarlane	2,113,743	164,489	2.2%	—	—	—	1.9%
Joshua D. Paulson(8)	—	—	—	—	—	—	—
Other Named Executive Officers:				—	—	—
Lance E. D’Amico	29,355	31,463	*	—	—	—	*
Edward Feitzinger	11,492	34,972	*	—	—	—	*
Gene Ochi	85,476	97,598	*	—	—	—	*
Richard Rodick	9,213	6,245	*	—	—	—	*
All current directors and executive officers as a group (12 persons)	2,607,340	733,428	3.2%	—	—	—	2.8%

*	Less than one percent.

(1)	More than one person may be deemed to be a beneficial owner of the same securities as determined in accordance with the rules of the SEC. In certain cases, voting and investment power may be shared by spouses under applicable law. The inclusion of shares in this table shall not be deemed an admission of beneficial ownership of any of the reported shares for purposes of Sections 13(d) or 13(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) or for any other purpose.

(2)	Indicates shares that the person or group has the right to acquire within 60 days of May 1, 2014. For Messrs. Kirchner, D’Amico, Feitzinger, Ochi and Rodick, all of the shares listed in this column may be acquired upon the exercise of stock options. For Mr. MacFarlane, 158,610 of the shares listed in this column may be acquired pursuant to the exercise of stock options. In addition to such stock options, the shares indicated in this column for each of the directors (other than Mr. Kirchner) include restricted share units that were granted at the 2013 annual meeting of shareholders, which in each case represent the right to acquire 5,879 Ordinary Shares. Also included in this column for Mr. Level are 11,893 shares that are subject to his right to defer receipt of such shares pursuant to the terms of the 2004 Non-Employee Directors Share Incentive Plan (the “Directors Incentive Plan”).

For all current directors and executive officers as a group, the Ordinary Shares indicated in this column include an aggregate of 686,261 shares that may be acquired upon the exercise of stock options and an aggregate of 47,167 shares underlying restricted share units (including 11,893 shares which are subject to the right to defer receipt of such shares pursuant to the Directors Incentive Plan), in each case including shares disclosed in the previous sentences.

(3)	The holder of the Convertible Preference Shares is entitled to a number of votes equal to the number of Ordinary Shares represented thereby on an as-converted basis. As of the Record Date and based on the then effective conversion rate, the Convertible Preference Shares are entitled to an aggregate of 12,619,797 votes on each matter to be voted on at the Annual Meeting.

(4)	Total Voting Power represents voting power with respect to all shares of our Ordinary Shares and Convertible Preference Shares, voting together as a single class. Holders of the Convertible Preference Shares may vote on all matters which will be submitted at the Annual Meeting to holders of the Company’s Ordinary Shares on an as-converted basis.

(5)	The number of shares beneficially owned is based on an amendment to Schedule 13D filed with the SEC on March 4, 2014 by the following persons: P2 Capital Partners, LLC, a Delaware limited liability company (“P2 Capital” or the “Manager”); P2 Capital Master Fund I, L.P., a Cayman Islands exempted limited partnership (“Master Fund I”); P2 Capital Master Fund V, L.P., a Delaware limited partnership (“Master Fund V”); P2 Capital Master Fund VI, L.P., a Delaware limited partnership (“Master Fund VI”); P2 Capital Master Fund VIII, LLC, a Delaware limited liability company (“Master Fund VIII” and together with Master Fund I, Master Fund V, and Master Fund VI, the “Funds”), and Claus J. Moller, a citizen of Denmark (all of the preceding persons are the “Reporting Persons”). The address of the principal office of each of the Reporting Persons is 590 Madison Avenue, 25th Floor, New York, NY 10022. According to the amended Schedule 13D, Master Fund I beneficially owns an aggregate of 1,338,626 Ordinary Shares, Master Fund V beneficially owns an aggregate of 1,579,500 Ordinary Shares, Master Fund VI beneficially owns an aggregate of 2,225,903 Ordinary Shares, Master Fund VIII beneficially owns an aggregate of 6,129,185 Ordinary Shares. According to the amended Schedule 13D, P2 Capital Master Fund X, L.P., a Delaware limited partnership (“Master Fund X”), is the holder of the 175,000 Convertible Preference Shares. In addition, each of the Manager and Mr. Moller may be deemed to beneficially own 11,273,214 Ordinary Shares and 175,000 Convertible Preference Shares (the “P2 Shares”). Each of the Funds is the direct owner of the shares reported as owned by it. Each of the Manager and Mr. Moller disclaims beneficial ownership of the shares , except to the extent the Manager, as investment manager of the Funds and of Master Fund X, and Mr. Moller, as managing member of the Manager, may be deemed to own beneficially (as that term is defined under Rule 13d-3 promulgated under the Exchange Act) all P2 Shares owned beneficially or directly by the Funds and Master Fund X, and each of the Funds and Master Fund X disclaims beneficial ownership of all P2 Shares owned by any of the other funds.

(6)	The number of shares beneficially owned is based on an amendment to Schedule 13G filed with the SEC on January 31, 2014 by BlackRock, Inc. (“BlackRock”). BlackRock’s business address, as listed in the Schedule 13G, is 40 East 52nd Street, New York, NY 10022. According to the amended Schedule 13G, the ultimate power to direct receipt of dividends from, and the proceeds from the sale of, such securities is vested in various persons, and BlackRock has sole dispositive power over 8,176,689 Ordinary Shares and sole power to vote or direct the voting of 8,176,689 Ordinary Shares.

(7)	The number of shares beneficially owned is based on a Schedule 13G filed with the SEC on January 17, 2014 by Royce & Associates LLC (“Royce”). The business address for Royce, as listed in the Schedule 13G, is 745 Fifth Avenue, New York, NY 10151. According to the Schedule 13G, Royce has sole voting power (or power to direct the vote) and sole dispositive power over 6,064,300 Ordinary Shares and 6,064,300 Ordinary Shares, respectively.

(8)	Mr. Paulson is a partner at P2 Capital and disclaims any beneficial ownership of shares held by P2 Capital or any of its affiliates.

ELECTION OF DIRECTORS

(PROPOSAL 1)

Pursuant to our Articles of Association, which provide for a “classified” board of directors, two persons, Eric W. Kirchner and Leon J. Level, have been nominated by our Board of Directors for election at the Annual Meeting to serve a three year term expiring at the annual meeting in 2017 and until their respective successors are duly elected and qualified.

Currently, we have an eight member Board of Directors divided into three classes. We currently have three Class “A” directors whose three-year terms expire at the 2016 annual meeting of shareholders, two Class “B” directors whose three-year terms expire at the Annual Meeting, and three Class “C” directors whose three-year terms expire at the 2015 annual meeting of shareholders.

Unless otherwise directed in the accompanying proxy, the persons named therein will vote for the election of the two Class “B” director nominees listed below. These nominees presently serve as Class “B” directors and have served continuously as directors of the Company since the dates indicated in their respective biographies below. In the event any such nominee is unable to or declines to serve as a director at the time of the Annual Meeting (which is not anticipated), the persons named in the proxy will vote for the election of such person or persons as may be designated by the present Board of Directors, if any. The Board of Directors unanimously recommends a vote “for” the election of each of Messrs. Kirchner and Level as a Class “B” director.

Information About Class “B” Director Nominees

The following table sets forth information regarding the nominees for election as a Class “B” director, including age on the date of the Annual Meeting and business experience during the past five years.

Name	Age	Director Since	Principal Occupation and Other Information
Eric W. Kirchner	55	2009	Eric W. Kirchner has been the Company’s Chief Executive Officer since January 2009. Prior to joining the Company, Mr. Kirchner served as President of Freight Forwarding for United Parcel Service, Inc. (“UPS”), a global logistics Company, from October 2007 to January 2009, where he oversaw a global organization responsible for strategy, financial performance and revenue for freight forwarding services. Prior thereto, Mr. Kirchner served as President, North America Forwarding for UPS from October 2006 to October 2007 and as President, Global Transportation, UPS Supply Chain Solutions from December 2004 to October 2006. From October 2003 to December 2004, Mr. Kirchner served as Chief Operating Officer of Menlo Worldwide Forwarding, Inc., a global freight forwarder. Mr. Kirchner holds a bachelor’s degree from Indiana University and has completed the Stanford Executive Program at Stanford University.

			Mr. Kirchner’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his experience as our Chief Executive Officer, as well as more than 30 years of experience in the international logistics, transportation and supply chain industry.

Name	Age	Director Since	Principal Occupation and Other Information
Leon J. Level	73	2001

Leon J. Level retired in 2006 from Computer Sciences Corporation (“CSC”), a New York Stock Exchange listed company. Mr. Level served as Chief Financial Officer and a director of CSC from 1989 to 2006. From 1981 to 1989, Mr. Level served as Vice President and Treasurer for Unisys Corporation (formerly Burroughs Corporation), and Mr. Level also served as Chairman of Unisys Finance Corporation. From 1971 to 1981, he served in a variety of financial positions with The Bendix Corporation, including Assistant Corporate Controller and Executive Director. Mr. Level was previously a director of Levi Strauss & Co. from February 2005 until December 2012. Mr. Level is a Certified Public Accountant and began his career in 1963 at Deloitte & Touche LLP (formerly Haskins & Sells), rising to the level of Principal. He holds both a B.B.A. and M.B.A. degree from the University of Michigan.

Mr. Level’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his more than 45 years of management experience with a focus on tax, finance and accounting in both public companies and accounting firm environments. In addition, the Board of Directors has determined that Mr. Level meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Information About Directors Whose Terms Continue

The following table sets forth similar information regarding the members of the Board of Directors who are designated either Class “A” or Class “C” directors and are continuing in office as directors of the Company:

Class “A” Directors — Terms Expiring at 2016 Annual Meeting

Name	Age	Director Since	Principal Occupation and Other Information
C. John Langley, Jr.	68	2003	C. John Langley, Jr. is the Clinical Professor of Supply Chain Management, Department of Supply Chain and Information Systems, and Director of Development, Center for Supply Chain Research at the Smeal College of Business at The Pennsylvania State University, a position he has held since January 2011. From September 2001 through October 2010, Dr. Langley was the Supply Chain and Logistics Institute Professor of Supply Chain Management and a member of the faculty of the School of Industrial and Systems Engineering at the Georgia Institute of Technology. Prior to his appointment at the Georgia Institute of Technology, Dr. Langley served at the University of Tennessee from September 1973 through July 2001, most recently as the John H. Dove Professor of Logistics and Transportation. Dr. Langley is also a director of Forward Air Corporation, a Nasdaq GS listed company. Dr. Langley received his Ph.D. from The Pennsylvania State University.

			Dr. Langley’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his more than 40 years of educational, research and consulting experience dedicated to the logistics, transportation and supply chain industry.

Allan M. Rosenzweig	59	2000	Allan M. Rosenzweig is the chief executive officer of Ibex Financial Services LLC, a company active in the field of asset-backed finance which he founded in May 2005, and the chief executive officer of Evergreen Life Limited, a life insurance company which he founded in 2009. Mr. Rosenzweig served as an Executive Vice President of Active International, a diversified marketing and business solutions provider, from January 2004 to May 2005. Mr. Rosenzweig served as Group Director — Corporate Finance of MIH Limited from 1996 to August 2002 and served as a director of MIH Limited from October 1997 to August 2002. From August 2002 to December 2003, Mr. Rosenzweig served as an independent consultant, although he did not provide any consulting services to the Company. From 2000 to 2011, Mr. Rosenzweig also served as a director of Brait S.A., a company listed on the London Stock Exchange, Luxembourg Stock Exchange and Johannesburg Stock Exchange. From 1986 to 1996, Mr. Rosenzweig was the managing director of Intertax (Pty) Ltd., an international tax consultancy firm. Mr. Rosenzweig received a B.A., L.L.B. and H. Dip. Tax Law from the University of the Witwatersand in Johannesburg.

Name	Age	Director Since	Principal Occupation and Other Information
			Mr. Rosenzweig’s qualifications to serve on our Board of Directors include, among other skills and qualifications, entrepreneurial skills, as well as more than 30 years of management and consulting experience with a focus on the areas of tax, finance and the execution of complex finance transactions. In connection with his relocation to the United States, Mr. Rosenzweig was admitted under a visa reserved for those with “exceptional ability,” which in his case was in the area of corporate finance. In addition, the Board of Directors has determined that Mr. Rosenzweig meets the definition of an “Audit Committee Financial Expert” as established by the Securities and Exchange Commission.

Donald W. Slager	52	2009	Donald W. Slager has served as president and chief executive officer of Republic Services, Inc. (“Republic Services”), a service provider in the non-hazardous solid waste industry, since January 1, 2011. From December 2008 through December 2010, Mr. Slager served as president and chief operating officer of Republic Services. Prior to that, Mr. Slager served in the same capacity for Allied Waste Industries, Inc. (“Allied Waste”), from January 2005 to December 2008, prior to its merger with Republic Services. Mr. Slager was executive vice president and chief operating officer of Allied Waste between June 2003 and December 2004. Prior to that, Mr. Slager held varying positions of increasing responsibility with Allied Waste. Since June 2010, Mr. Slager has also served as a director of Republic Services, an NYSE listed company. Mr. Slager has completed the Northwestern University Kellogg School Advanced Executive Program and holds a certificate from the Stanford University Board Consortium Development Program.

			Mr. Slager’s qualifications to serve on our Board of Directors include, among other skills and qualifications, more than 25 years of leadership and management experience with operations in a business driven by customer service.

Class “C” Directors — Terms Expiring at 2015 Annual Meeting

Name	Age	Director Since	Principal Occupation and Other Information
Brian D. Belchers	68	2006	Brian D. Belchers has served as a consultant since January 2004, although he does not provide consulting services to the Company. From May 2000 to January 2004, Mr. Belchers served as Vice President of Cap Gemini, a management consulting firm. From October 1982 to May 2000, Mr. Belchers was a Partner at Ernst & Young LLP. Mr. Belchers has also served as a director of Sage Publications, Inc., a privately held corporation, since 2005. Mr. Belchers, as a Rhodes Scholar, graduated with a Masters of Arts in political science and economics from Oxford University. Mr. Belchers received a Bachelor of Commerce degree from the University of Natal and was a qualified chartered accountant in South Africa.

			Mr. Belchers’ qualifications to serve on our Board of Directors include, among other skills and qualifications, nearly 40 years of senior management and consulting experience with a focus on information technology, change management and business process improvement.

Roger I. MacFarlane	69	1995	Roger I. MacFarlane served as our Chief Executive Officer from May 2000 to January 2009. He has been a director since our formation in 1995, and was appointed Chairman of the Board of Directors in January 2009. From 1995 to April 2000, Mr. MacFarlane served as our Chief Executive Officer of the Americas Region and was responsible for overseeing our operations in North and South America. From 1993 to 1995, Mr. MacFarlane served as the Chief Executive Officer of the Americas Division of one of our predecessor corporations, and was responsible for overseeing its operations in North and South America. Mr. MacFarlane received a Bachelor of Arts degree and an L.L.B. degree from the University of Cape Town.

			Mr. MacFarlane’s qualifications to serve on our Board of Directors include, among other skills and qualifications, 40 years of experience in the international logistics, transportation and supply chain industry and many years of senior management and director experience with the Company and its predecessors.

Joshua D. Paulson	37	2013	Josh Paulson has been a Partner at P2 Capital since March 2007. Prior to P2 Capital, Mr. Paulson held various titles of increasing responsibility at Reservoir Capital Group, a New York-based hybrid investment firm, from September 2005 to February 2007 and again from September 2001 to July 2003. Prior to joining Reservoir Capital, Mr. Paulson was a management consultant at McKinsey & Co. Mr. Paulson has also been a director of Interline Brands, Inc. since September 2012. Mr. Paulson received an M.B.A. with high distinction from Harvard Business School, where he was named a George F. Baker Scholar. Mr. Paulson is a graduate of the McIntire School of Commerce at the University of Virginia.

			Mr. Paulson’s qualifications to serve on our Board of Directors include, among other skills and qualifications, his more than 10 years of capital markets and consulting experience and his role as a partner in P2 Capital, currently the Company’s largest shareholder.

INFORMATION ABOUT THE BOARD OF DIRECTORS

AND COMMITTEES OF THE BOARD

Board Leadership Structure and Role in Risk Oversight

There are currently eight members of the Board of Directors: one management director, one affiliated outside director (i.e., a non-independent, non-management director) and six independent directors. The Board has three standing committees: Audit, Compensation and Nominations & Corporate Governance. The Company previously had a separate Risk Committee that was eliminated in March 2014, with the duties of such committee being assumed by the full Board. All the Board committees are comprised solely of independent directors. The committee chairs, all of whom are independent directors, set the agendas for their respective committees and report to the full board on their work. The roles of Chairman and Chief Executive Officer have been split since before the Company went public in 2000. The role of Chairman is currently held by Mr. MacFarlane. Mr. MacFarlane has been our Chairman since his retirement as Chief Executive Officer of the Company in January 2009. He was elected Chairman due to his extensive knowledge of our business and industry, his sound understanding of our business strategy and his corporate and board experience and leadership skills, which promote board communication, governance, continuity and appropriate oversight. As a founder and former chief executive officer of the Company, we have classified Mr. MacFarlane as an affiliated outside director. Mr. MacFarlane has had no role in the day-to-day management of the business of the Company since his retirement in January 2009 but continues to be a large shareholder in the Company. As a result, our Board of Directors believes Mr. MacFarlane operates independent of management. Nevertheless, our Board of Directors has determined that for effective Board governance, it is appropriate to have an independent Presiding Director. The primary purpose of appointing a Presiding Director is to provide that the Board functions independent of management. The Presiding Director is elected on an annual basis, beginning on the date of each annual meeting of shareholders. Immediately following the 2013 annual meeting of shareholders, our Board appointed Mr. Level to serve as Presiding Director until the date of the Meeting. Following the Meeting, the Board is expected to re-appoint Mr. Level for an annual term ending on the date of the 2015 annual meeting of shareholders.

The duties and responsibilities of the Chairman of the Board primarily consist of:

•	Working with the Board of Directors. The Chairman convenes and presides over Board meetings, providing leadership to the Board, establishes processes for managing the responsibilities of the Board and its committees, organizes and establishes Board agendas, with assistance from the CEO, the committee chairmen, the corporate secretary and the Presiding Director, and supervises circulation of Board materials in a timely fashion.

•	Facilitating Board-Management Communication. The Chairman facilitates communication among the directors, and between the Board and the CEO and other members of senior management.

•	Leading Evaluation Process. In conjunction with the Nominations & Corporate Governance Committee, the Chairman of the Board leads the Board in evaluating its own performance.

•	Assisting the CEO. The Chairman assists the CEO and serves as a mentor and sounding board to the CEO.

The duties and responsibilities of the Presiding Director primarily consist of:

•	Chairing Board Executive Sessions. The Presiding Director chairs Executive Sessions of the independent directors which are held as part of every regularly-scheduled Board meeting, and has the authority to call and chair any other meetings of the independent directors that may be necessary from time to time.

•	Reviewing and Approving Board Agendas, Schedules and Information. The Presiding Director reviews and approves in advance the schedule of Board and committee meetings and, in collaboration with the Chairman and the CEO, reviews and approves Board agendas in order to provide that the interests and requirements of shareholders, the independent directors and other stakeholders are appropriately addressed. In addition, the Presiding Director reviews the information provided by the Company to the directors.

•	Communicating with the Chairman, Management and the full Board. After each Executive Session of the independent directors, the Presiding Director communicates as appropriate with the Chairman, the CEO and the full Board. The Presiding Director serves as a liaison between the Chairman and the independent directors and is also responsible for communicating to the Chairman, the CEO and the full Board any decisions and recommendations of the independent directors.

•	Serving in an Intermediary Role. The Presiding Director acts as an intermediary and liaison between the Chairman and the CEO and other members of senior management on a regular basis and when special circumstances exist or communication out of the ordinary course is necessary. This responsibility does not inhibit direct communications between the Chairman of the Board and the other directors.

•	Communications with Shareholders. The Presiding Director is apprised of inquiries from shareholders and may be involved as appropriate in correspondence relating to these matters.

•	Presiding at Meetings of the Board of Directors. The Presiding Director presides at meetings of the Board in the absence of, or upon the request of, the Chairman.

Our Nominations & Corporate Governance Committee will continue to periodically review our Board’s leadership structure to confirm it is still appropriate for the Company.

Management is responsible for the assessment and management of risk and brings to the attention of the Board and its committees the most material risks to the Company. The Board has delegated oversight responsibilities for various financial matters to the Audit Committee. The Board and its committees regularly discuss with management the Company’s strategies, goals and policies and inherent associated risks in order to assess appropriate levels of risk taking and steps taken to monitor and control such exposures. The Board and its committees also receive reports on risk management from senior officers of the Company. The Board of Directors believes that the risk management processes in place for the Company are appropriate.

Compensation Risk Management

Our Compensation Committee undertook an assessment of the Company’s compensation policies and practices to determine whether those policies and practices are reasonably likely to have a material adverse effect on the Company. In evaluating the Company’s compensation policies and practices, the Committee considered, among other things, the overall design of the Company’s compensation program, the Company’s current practice of granting equity-based compensation that vests over a 3 and 5-year period, the proportion of long-term compensation relative to short term compensation, the Company’s executive stock ownership guidelines and the Company’s executive compensation recoupment policy. Having been informed of the results of the Compensation Committee’s assessment, the Board concluded that the Company’s compensation policies and practices are not reasonably likely to have a material adverse effect on the Company.

Meetings of the Board and its Committees

The Board of Directors oversees the management of our business. It establishes overall policies and standards for the Company and reviews the performance of management. In addition, the Board has established an Audit Committee, a Compensation Committee and a Nominations & Corporate Governance Committee whose functions are briefly described below.

During the fiscal year ended January 31, 2014 (the “Fiscal Year” or “fiscal 2014”), the Board of Directors met seven times.

Audit Committee.    The Audit Committee is responsible for oversight of (a) the accounting and financial reporting process, (b) audits of the Company’s financial statements and internal control over financial reporting, (c) the Company’s compliance with certain legal and regulatory requirements, (d) the Company’s internal audit function and (e) the Company’s system of disclosure controls and internal controls. The current members of the

Audit Committee are Messrs. Level, who chairs the committee, Belchers, Langley and Rosenzweig. The Board has determined that each member of the Audit Committee is independent, as defined in Rule 5605(a)(2) of the Nasdaq Listing Rules (the “Nasdaq Rules”) and under Rule 10A-3 promulgated by the SEC. The Board of Directors has determined that Messrs. Level and Rosenzweig are “audit committee financial experts” for purposes of the rules and regulations of the SEC. Additionally, the Board has determined that each of Messrs. Belchers, Langley, Level and Rosenzweig understands fundamental financial statements, including a balance sheet, income statement and cash flow statement, and meets the other requirements for audit committee members prescribed by the Nasdaq Rules. The Audit Committee operates under a written charter adopted by the Board of Directors.

Compensation Committee.    The Compensation Committee oversees the compensation of all the Company’s employees. The Compensation Committee determines or recommends to the full Board the compensation of the Company’s Chief Executive Officer, executive officers and certain other key employees. In addition, the Compensation Committee establishes general guidelines for management, who has been delegated the authority to determine the compensation of all other employees in the Company within such guidelines. The current members of the Compensation Committee are Messrs. Rosenzweig, who chairs the committee, Belchers, Paulson and Slager. The Board has determined that each member of the Compensation Committee is an independent director under the Nasdaq Rules for directors and compensation committee members. The Compensation Committee operates under a written charter adopted by the Board of Directors.

In accordance with the Compensation Committee’s charter, the committee has the authority, to the extent deemed necessary and appropriate for the fulfillment of its duties, to select, engage and determine the fees payable to independent counsel and other advisors (including compensation consultants). In accordance with this authority, during fiscal 2014 and fiscal 2015 the Compensation Committee retained Towers Watson (“Towers Watson”) as an external consultant to provide information and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices and other topics as the Compensation Committee deemed appropriate. Towers Watson reports directly to the Compensation Committee for all matters involving executive compensation. When appropriate, the committee will have discussions with Towers Watson without management present to maintain impartiality. From time to time, with the prior permission of the Compensation Committee, Towers Watson has provided and may in the future provide advice and assistance directly to the Company in connection with matters unrelated to director and senior executive compensation. The decision to engage Towers Watson was made by the Compensation Committee without any recommendation by management. All work provided by Towers Watson to the Company was pre-approved by the Compensation Committee.

In accordance with the Compensation Committee’s charter, the committee may select an outside advisor such as Towers Watson only after taking into consideration such factors as may be required by the SEC and by the listing standards of any stock exchange or market on which the Company’s securities may be listed from time to time. These factors may include, but are not limited to, the following:

•	The provision of other services to the Company by the person or entity that employs the compensation consultant, legal counsel or other adviser (such person or entity, the “Advisory Firm”);

•	The amount of fees received from the Company by the Advisory Firm, as a percentage of the total revenue of the Advisory Firm;

•	The policies and procedures of the Advisory Firm that are designed to prevent conflicts of interest;

•	Any business or personal relationship of the Advisory Firm with a member of the Committee (if any);

•	Any stock of the Company owned by the Advisory Firm; and

•	Any business or personal relationship of the Advisory Firm or the Advisory Firm employing the adviser with an executive officer of the Company.

Our Compensation Committee assessed the independence of Towers Watson, including taking into account the above “independence” factors listed in the Nasdaq listing requirements. Towers Watson also confirmed in a written letter to the chairman of the Compensation Committee that it believes that it serves as an independent advisor and has no conflicts of interest. The Compensation Committee determined, based on its analysis of the above factors, that the work of Towers Watson and the individual members of the team of Towers Watson serving the Company has not created a conflict of interest. The Compensation Committee reviews Towers Watson’s retention periodically. In fiscal 2014, the Company paid Towers Watson total fees of $224,005, with $36,813 of such fees related to services provided to the Compensation Committee related to executive compensation and the balance related to general human resource-related services for the Company. Additional information regarding the role of Towers Watson with respect to the Company’s compensation setting practices is set forth in the section entitled “Compensation of Executive Officers — Compensation Discussion and Analysis — Role of Independent Compensation Consultants in Determining Executive Compensation”.

Nominations & Corporate Governance Committee.    The Nominations & Corporate Governance Committee is responsible for, among other things:

•	recommending nominees for election to the Board of Directors and nominees to be appointed by the Board to fill vacancies and newly created directorships;

•	developing and recommending to the Board of Directors a set of corporate governance guidelines;

•	monitoring and assessing compliance of the Company’s management and the Board of Directors, including committees thereof, with appropriate corporate governance requirements, policies and procedures applicable to the Board and the Company, and recommending policies and procedures for maintaining and improving such corporate governance;

•	periodically reviewing the succession plan for the Chief Executive Officer, and making recommendations to the Board with respect to the selection of individuals to hold the position of Chief Executive Officer;

•	overseeing the annual performance evaluation of the Chief Executive Officer; and

•	recommending to the Board whether to accept or reject a conditional resignation tendered by an incumbent director who fails to receive a sufficient number of votes for re-election at the Annual Meeting.

The committee recommends to the Board those persons to be nominated for election to the Board (and the class to which such persons should be elected). The current members of the Nominations & Corporate Governance Committee are Messrs. Slager, who chairs the committee, Langley, Level and Paulson. The Board has determined that each member of the Nominations & Corporate Governance Committee is an independent director as defined by the Nasdaq Rules. The Nominations & Corporate Governance Committee operates under a written charter adopted by the Board of Directors.

In addition to the committees described above, during Fiscal 2014, the Company also had a Risk Committee. The Risk Committee was responsible for assisting the Board with its risk oversight responsibilities. The Risk Committee met four times during the Fiscal Year and was eliminated in March 2014, with the duties of the Risk Committee being assumed by the full Board.

Each of the incumbent directors attended 100% of the meetings of the Board of Directors and all committees of the Board on which he served during the Fiscal Year.

The table below provides membership information for the Board and each committee as of the date of this proxy statement as well as the number of committee meetings held during fiscal 2014.

Independent Directors	Audit Committee	Compensation Committee	Nominations and Corporate Governance Committee
Brian D. Belchers	X	X	—
C. John Langley, Jr.	X	—	X
Leon J. Level	Chairman	—	X
Joshua D. Paulson	—	X	X
Allan M. Rosenzweig	X	Chairman	—
Donald W. Slager	—	X	Chairman

Other Directors
Eric W. Kirchner	—	—	—
Roger I. MacFarlane	—	—	—
Number of Meetings Held in Fiscal 2014	8	4	7

The charters for the Audit Committee, Compensation Committee and Nominations and Corporate Governance Committee are available at the Company’s website, www.go2uti.com. Information provided on the Company’s website, however, does not form a part of this proxy statement and is not incorporated herein by reference.

Governance

Director Independence.    The Board of Directors has determined that the following directors are “independent” as defined by the Nasdaq Rules: Messrs. Belchers, Langley, Level, Paulson, Rosenzweig and Slager.

Director Nominations.    Each of the nominees for Class “B” director was recommended to the entire Board by the Nominations and Corporate Governance Committee.

The charter for the Nominations and Corporate Governance Committee provides that the committee is to evaluate candidates for nomination to the Board, including those recommended by shareholders. Any shareholder who wishes to propose a candidate for consideration by the Nominations and Corporate Governance Committee should send a written notice to the attention of the members of the Nominations and Corporate Governance Committee, as described below in this section under the heading “Shareholder Communication with Board Members.” Such notice should contain the information required by our Articles of Association for nominations by shareholders, as described below in the section entitled “Submission of Shareholder Proposals and Director Nominations for the 2015 Annual Meeting.” Candidates so proposed will be evaluated in the same manner as Board recommended candidates.

The Nominations and Corporate Governance Committee is responsible for developing, in consultation with all directors, a pool of potential director candidates for consideration in the event of a vacancy on the Board of Directors and advises the Board of Directors as to qualifications of potential candidates. Although we have no specific policy regarding the consideration of diversity when evaluating director candidates, our Corporate Governance Guidelines provide that in identifying candidates, the Nominations and Corporate Governance Committee will take into account the factors it considers appropriate, including, but not limited to: (i) the goal that the Board of Directors, as a whole, consists of individuals with a diversity of skills and experience with respect to: accounting and finance (including expertise that could qualify a candidate as an “audit committee financial expert,” as that term is defined by the applicable rules of the SEC), management and leadership, vision and strategy, business operations, business judgment, industry knowledge, corporate governance and global markets; (ii) individual characteristics and qualities, including strength of character, mature judgment, honesty, independence of thought and an ability to work collegially; and (iii) a balance of business interests and experience, relationships with management and ownership interests in the Company.

Other than as set forth above, there are no stated minimum criteria for director nominees, although the Nominations and Corporate Governance Committee may also consider such other factors as it deems are in the best interests of the Company and its shareholders. The committee believes it is appropriate that at least one, and preferably more than one, member of the Board meet the criteria for an “audit committee financial expert” as defined in the applicable SEC rules and that a majority of the members of the Board qualify as “independent directors” under the applicable Nasdaq Rules. The Nominations and Corporate Governance Committee also believes it is appropriate for the Company’s Chief Executive Officer to participate as a member of the Board. The committee has in the past engaged a third-party search firm to assist in the identification and evaluation of potential director nominees and may do so again in the future.

In April 2013, the Company announced the appointment of Mr. Paulson to the Board of Directors and disclosed the Board’s intention to seek a ninth director. After further consideration, including an evaluation of the Board’s overall effectiveness, the contributions by its existing members and the size of the Board in relation to the size of the Company, the Board decided not to add a ninth director at this time and currently no search is underway for an additional director.

Shareholder Communication with Board Members.    The Board has implemented a process by which shareholders may send written communications directly to the attention of the Board or any individual director. The Company maintains contact information for its directors, both address and email, on its website, www.go2uti.com, under the heading “Corporate Governance.” By following the instructions, a shareholder will be given access to the Company’s mailing address and a link for providing email correspondence to Board members. Information on the Company’s website, however, does not form a part of this proxy statement and is not incorporated herein by reference. Shareholders who wish to communicate with the Board may also write to the Corporate Secretary, UTi Worldwide Inc., c/o UTi, Services, Inc., 100 Oceangate Boulevard, Suite 1500, Long Beach, CA 90802, USA.

Board Member Attendance at Annual Meetings.    The Company’s policy is to encourage its directors to attend the annual meetings of the shareholders of the Company; however, given the wide geographic dispersion of the directors, the Company does not require attendance of the directors at annual meetings. All of the Company’s then sitting directors attended the 2013 annual meeting of shareholders.

Compensation of Directors

The following table provides information concerning the compensation of the Company’s non-employee directors for fiscal 2014. Directors who also are employees of the Company are not paid any fees or remuneration for their service on the Board.

Non-Executive Directors	Fees Earned or Paid in Cash	Stock Awards(1)	Option Awards	Non-Equity Incentive Plan Compensation	Change in Pension and NQDC Earnings	All Other Compensation	Total
Brian D. Belchers	$105,500	$90,000	$—	$—	$—	$—	$195,500
C. John Langley, Jr.	112,000	90,000	—	—	—	—	202,000
Leon J. Level	129,500	90,000	—	—	—	—	219,500
Roger I MacFarlane	106,000	90,000	—	—	—	—	196,000
Joshua D. Paulson(2)	58,693	—	—	—	—	—	58,693
Allan M. Rosenzweig	116,500	90,000	—	—	—	—	206,500
Donald W. Slager	103,000	90,000	—	—	—	—	193,000

(1)

The amounts set forth in this column are equal to the grant date fair value of such awards as computed in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718 (FASB ASC Topic 718) disregarding the estimate of forfeitures related to service-based vesting conditions. The amounts relate to restricted share units granted under the Non-Employee Directors Share Incentive Plan for each of the non-employee directors listed in the table above. Additional information related to the calculation of the compensation cost and the assumptions made in the valuation of stock awards is set forth in Note 14 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K relating to fiscal 2014.

On the date of the 2013 annual meeting of shareholders, the Company granted to each non-employee director listed above, except for Mr. Paulson, an award equal to that number of restricted share units determined by dividing $90,000 by the closing price of the Ordinary Shares on the grant date (the date of the 2013 annual meeting of shareholders). All such awards vest in full on the date immediately preceding the Annual Meeting unless the date of the Annual Meeting is delayed by more than 30 days from the anniversary date of the 2013 annual meeting, in which case such awards vest in full on such 30th day.

(2)	In accordance with the policies of P2 Capital, any compensation which Mr. Paulson would otherwise receive for his service as a director was paid to P2 Capital. P2 Capital was paid a total of $58,693, representing $46,111 in director fees that would otherwise have been paid to Mr. Paulsen and $12,582 representing the pro rata value of restricted share units that otherwise would have been issued to Mr. Paulsen.

The aggregate number of stock options and restricted shares or restricted share units outstanding for each non-employee director listed in the table above as of January 31, 2014 is indicated below. The Company ceased granting stock options to non-employee directors after December 2003.

Non-Executive Directors	Stock Options	Restricted Share Units
Brian D. Belchers	—	5,879
C. John Langley, Jr.	—	5,879
Leon J. Level	—	17,772	(1)
Roger I. MacFarlane(2)	158,610	5,879
Joshua D. Paulson (3)	—	—
Allan M. Rosenzweig	—	5,879
Donald W. Slager	—	5,879

(1)	In connection with each grant of restricted share units prior to fiscal 2009, Mr. Level exercised his directors’ deferral rights pursuant to the terms of the Directors Incentive Plan. Mr. Level’s deferred shares, representing 11,893 shares, will be distributed to him (or his estate) as follows: (a) in the event of his death or a change in control of the Company, immediately upon the occurrence of such event in one lump sum and (b) at such time as he ceases to be a member of the Board of Directors (excluding as a result of an event described in clause (a) above), in three equal installments, with one-third of the shares being distributed to him on each of the first three anniversaries of the date on which he ceased to be a director.

(2)	Mr. MacFarlane retired as an executive of the Company in January 2009. All of Mr. MacFarlane’s stock options listed in the table above have vested and were granted to him in his capacity as an executive of the Company prior to his retirement.

(3)	In accordance with the policies of P2 Capital, any compensation which Mr. Paulson would otherwise receive as a director was paid directly to P2 Capital. In this regard, instead of Mr. Paulson receiving a stock award under the Directors Incentive Plan, we agreed to pay to P2 Capital a cash payment of $90,000 or, in the case of fiscal 2014, the pro rata portion thereof, at the time such award would otherwise vest had Mr. Paulson received the award.

The compensation policy for non-employee directors provides for the compensation described below. The policy may be changed at any time by an affirmative vote of the Board.

Cash Compensation.    The following table sets forth the cash compensation program in effect for our Board as of the date of this proxy statement.

Annual Board Retainers(1)
Base Retainer	$50,000
Additional Retainer for Non-Executive Board Chairperson	$42,000	(1)
Additional Retainer for Presiding Director	$10,000	(2)
Additional Retainer for Audit Committee Service	$8,000	(3)
Additional Retainer for Audit Committee Chairperson	$15,000
Additional Retainer for Compensation Committee Service	$6,000	(3)
Additional Retainer for Compensation Committee Chairperson	$10,000
Additional Retainer for Nominations and Corporate Governance Committee Service	$4,500	(3)
Additional Retainer for Nominations and Corporate Governance Committee Chairperson	$7,000

(1)	Prior to the elimination of the Risk Committee, the chairperson of the Risk committee and the other members of such committee received an annual retainer of $7,500 and $4,500 for their service on the committee, respectively.

(2)	In exchange for this additional amount, the non-executive Chairman is not entitled to receive any additional annual retainers for serving as a member or chairperson of any Board Committees.

(3)	Unlike the Chairman, the Presiding Director remains eligible for additional annual retainers for serving as a member or chairperson of any Board Committees. The incremental fee payable to the Presiding Director was set based on input from Towers Watson.

(4)	This fee is not paid to the chairperson of the committee.

In addition, non-employee directors receive meeting fees of $2,000 for each Board meeting, attended in person or by telephone, and $1,500 for each committee meeting attended in person or by telephone.

Non-Employee Directors Share Incentive Plan.    The Directors Incentive Plan provides for the issuance of restricted shares, restricted share units, elective grants and deferred share units. An aggregate of 600,000 Ordinary Shares were reserved for issuance under this plan at the time of its adoption, subject to adjustments. The plan terminates on June 25, 2014. Future equity awards to directors after the date of the Meeting are expected to be made under the Company’s 2009 Long Term Incentive Plan and any successor plan.

On the date that each person first becomes a director who has not been an employee of the Company or any of its subsidiaries within the 12 months preceding such date, such director shall be entitled to receive an initial award of restricted share units (or, if determined by the Board, restricted shares) pursuant to the Directors Incentive Plan (an “Initial Award”). The number of restricted share units or restricted shares contained in such Initial Award shall be determined by dividing $90,000 (or such other amount as determined by the Board in its sole discretion from time to time), pro-rated based on the amount of time that remains until the Company’s next annual meeting, by the closing price of the Ordinary Shares on the grant date (i.e., the date such director was first appointed as a director). In addition, on the date of each annual meeting, the Company grants to each director who has not been an employee of the Company or any of its subsidiaries within the past 12 months preceding the date of the annual meeting (an “Eligible Director”) an award of that number of restricted share units (or, if determined by the Board, restricted shares) determined by dividing $90,000 (or such other amount as determined by the Board in its sole discretion from time to time) by the closing price of the Ordinary Shares on the date of the annual meeting, provided that the date of the annual meeting is not such director’s last day as a director (an “Automatic Award”).

The Directors Incentive Plan also provides for “Chairman Awards” to be granted at each annual meeting to the Company’s Chairman of the Board if the Chairman of the Board is then an Eligible Director. The number of restricted share units (or, if determined by the Board, restricted shares) which constitute a Chairman Award is determined by dividing $12,000 (or such other amount as determined by the Board in its sole discretion from time to time) by the closing price of the Ordinary Shares on the date of the annual meeting, provided that the date of the annual meeting is not such director’s last day as both an Eligible Director and Chairman of the Board. Chairman Awards are in addition to any Initial Awards or Automatic Awards which an Eligible Director may otherwise be entitled to receive under the Directors Incentive Plan.

During his tenure as Chairman Mr. MacFarlane has not received a Chairman’s Award under the Directors Incentive Plan because he was one of the original founders of the Company and he and the Board agreed that no such additional amount would be paid. Accordingly, Mr. MacFarlane did not receive a Chairman’s Award at the 2013 annual meeting of shareholders, and no such award will be granted to Mr. MacFarlane on the date of the Annual Meeting.

All restricted shares awarded to the directors vest, and all restricted share units vest and convert into Ordinary Shares, on the date immediately preceding the next year’s annual meeting, subject to the directors’ deferral rights, provided that the director is an “Eligible Director” on the vesting date. If the annual meeting for such year is delayed by more than 30 days from the anniversary date of the prior year’s annual meeting, then the award vests on such 30th day. Eligible Directors are also entitled to receive an amount equal to the per share cash dividend paid on Ordinary Shares on the number of restricted share units or restricted shares held by such directors. Granted but unvested units or shares are forfeited if the director is no longer an Eligible Director.

On the date of the Company’s annual meeting in 2013, each non-employee director (other than Mr. Paulson) was awarded 5,879 restricted share units pursuant to the Directors Incentive Plan. All such awards will vest on the date immediately preceding the Annual Meeting. In accordance with the policies of P2 Capital, any compensation that Mr. Paulson would otherwise receive as a director is to be paid to P2 Capital. In this regard, instead of Mr. Paulson receiving an Automatic Award under the Directors Incentive Plan, we agreed to pay to P2 Capital a cash payment of $90,000 or, in the case of fiscal 2014, the pro rata portion thereof, at the time such award would otherwise have vested had Mr. Paulson received the award.

Non-Executive Director Stock Ownership Guidelines

The Company’s Non-Executive Director Stock Ownership Guidelines recommend that each non-executive director own, within five years of becoming subject to the guidelines, an amount of Ordinary Shares having a value equal to three times the annual retainer component of the non-executive director’s compensation, determined using the closing price of an Ordinary Share as of the date the director becomes subject to the guidelines and the annual retainer amount in effect on such date (the “Recommended Number of Shares”). Once established, a director’s Recommended Number of Shares generally does not change as a result of fluctuations in the price of an Ordinary Share or changes in the annual retainer amount. The ownership guideline is satisfied by Ordinary Shares owned outright by the director or his or her immediate family members, Ordinary Shares underlying vested stock options and Ordinary Shares represented by vested restricted shares. As of May 1, 2014, all non-executive directors met the requirements of the above guidelines. As a result of our agreement with P2 Capital to pay a cash payment to P2 Capital in lieu of Mr. Paulson receiving awards under the Directors Incentive Plan described above and in light of P2 Capital’s share ownership position in us, Mr. Paulson is not subject to the requirements of the Non-Executive Director Stock Ownership Guidelines.

COMPENSATION OF EXECUTIVE OFFICERS

Compensation Discussion & Analysis

Executive Summary.

The compensation program for our senior executives is designed to attract, retain, incentivize and reward talented executives who contribute to our Company’s growth and success and thereby build value for our shareholders over the long term. The Compensation Committee believes that the Company’s compensation policies should reflect the value created for shareholders by the Company’s senior executives and support the business strategies and long-term plans of the Company. In pursuit of these goals, the committee has established the following guiding principles for the Company’s executive compensation programs:

•	Competitiveness — All components of compensation should be set competitively in relation to relevant markets for executive talent so that the Company can continue to attract, retain and motivate high performing executive talent. All components of compensation should also be appropriate from an internal pay equality perspective.

•	Accountability for Short and Long-Term Performance — Annual incentive bonuses and long-term equity-based incentives should reward an appropriate balance of short- and long-term financial and strategic business results, with an emphasis on managing the business for the long-term. In addition, aspects of our compensation program reinforce our commitment to good governance and integrity. For example, we have an executive compensation recoupment policy to promote accountability and we do not provide tax gross-ups for our executive officers.

•	Alignment with Shareholders’ Interests — Long-term equity-based incentives should align decision-making with the interests of the Company’s shareholders. The Company’s approach to compensating executives is intended to not only attract and retain individuals qualified to manage and lead the Company but also to motivate them by promoting achievement of the Company’s strategic and financial goals and, ultimately, deliver positive shareholder returns over the long run. Our senior executives are subject to share ownership guidelines and a hedging policy, which are designed to promote a long-term shareholder perspective.

The Company’s executive compensation program currently contains the following key components:

•	Base salary;

•	Incentive bonus;

•	Long-term equity-based incentives;

•	Generally-applicable employee benefits; and

•	Employment agreements and severance provisions.

These elements of our executive compensation program are designed to attract and retain executives, and more importantly, motivate executives to contribute to our Company’s growth and success over the short- and long-term. Two of the most significant components — incentive bonus and long-term equity-based incentive compensation — are strongly tied to performance. With respect to actual realized compensation in relation to financial performance, we believe senior executive pay-for-performance alignment is strong as the compensation opportunities provided to our Named Executive Officers are highly dependent on the Company’s performance. For example, because the Company failed to achieve for fiscal 2014 the minimum net income level required for payouts under our cash bonus plan, no bonuses were paid for fiscal 2014 to our senior executives, including our Named Executive Officers. As a result, the amount of cash compensation paid to each of our Named Executive Officers was substantially less than the “target” level of cash compensation established for the executives. Furthermore, due to the Company’s overall financial performance for fiscal 2014 the Compensation Committee determined that the annual base salaries payable to our Named Executive Officers for fiscal 2015 should not be increased above the levels in effect at the end of fiscal 2014, except that the Company eliminated the $25,000 limited supplemental benefits allowance that was previously in effect and added such amount to each executive’s (excluding Mr. Kirchner) annual base salary. In the case of Mr. Kirchner, only $5,000 of the $25,000 allowance was rolled into his base salary and the remainder was eliminated. The Company discontinued the limited supplemental benefits allowance to simplify its overall executive compensation structure.

This “Compensation Discussion and Analysis” section generally focuses on the fiscal 2014 and fiscal 2015 executive compensation program for the Company’s Named Executive Officers, which include the following senior executives: Eric W. Kirchner (Chief Executive Officer); Lance E. D’Amico (Senior Vice President—Chief Legal Officer); Edward G. Feitzinger (Executive Vice President—Global Operations); Gene T. Ochi (Executive Vice President—Marketing); and Richard G. Rodick (Executive Vice President—Finance and Chief Financial Officer). The term “fiscal 2014” refers to the Company’s fiscal year ended January 31, 2014, and the term “fiscal 2015” refers to the Company’s fiscal year ending January 31, 2015.

Summary of the Company’s Executive Compensation Program Components.

Base salary	Compensates executives for performing requirements of their
position and provides executives with a level of cash-income predictability and stability with respect to a portion of their total direct compensation.

Incentive bonus	Intended to motivate executives to achieve annual performance goals and reinforce the Company’s pay-for-performance philosophy. Incentive bonuses are typically paid in cash and are targeted at a percentage of an executive’s base salary. If the Company fails to achieve certain minimum financial target thresholds, no incentive bonuses are generally paid.

Long-term equity-based incentive compensation	Intended to align a significant portion of executives’ compensation with long-term performance of the Company and its Ordinary Shares while enhancing executive retention. Equity-based compensation is typically targeted at a percentage of an executive’s base salary.

Generally-applicable employee benefits	Depending on where an executive is based, may include benefits such as a 401(k) savings plan, medical, dental, life and disability insurance, dependent care and healthcare flexible spending account and employee assistance program benefits that are generally available to all employees in the same geography as the executive and are intended to attract and retain employees while providing them with retirement and health and welfare security.

Employment agreements and severance provisions	Intended to attract and retain executives. Furthermore, employment agreements are intended to provide clarity of role and terms of employment for both the Company and the executives; severance provisions are intended to provide income protection in the event of involuntary, not-for-cause terminations, including in connection with a change of control of the Company.

Additional details concerning the three primary components of our compensation program (base salary, incentive bonus and long-term equity based incentives) as they pertain to the Named Executive Officers are provided in this section under the heading “Summary of the Company’s Executive Compensation Program Components — Primary Components of Compensation” below.

At our 2013 annual meeting of shareholders, we held a shareholder advisory vote on the compensation of our Named Executive Officers, commonly referred to as a “say-on-pay” vote. The compensation of our Named Executive Officers was approved by our shareholders, with more than 98% of the votes cast on the proposal at the 2013 annual meeting of shareholders voting in favor of our say-on-pay resolution. As it evaluated our compensation practices throughout fiscal 2014 and year-to-date fiscal 2015, the Compensation Committee considered the strong support our shareholders expressed for our compensation practices as well as the Compensation Committee’s desire for consistency from year to year as to its balanced approach to compensation. As a result, with one exception, our Compensation Committee retained its general approach to executive compensation and continues to apply the same general philosophy and principles that it has used in previous years in determining executive compensation. The one structural change that our Compensation Committee made for our fiscal 2015 compensation program was to award a portion of each senior executive’s (with the exception of Mr. Ochi) long-term equity-based incentive compensation in the form of performance share units rather than stock options. This change was made because the Compensation Committee determined, consistent with its performance-based pay philosophy, that performance share units provide even greater alignment between the long-term interests of our shareholders and our senior executives when compared to stock options. Mr. Ochi’s equity-based incentive compensation was granted in the form of restricted share units pursuant to our agreement with him.

At our annual meeting held in June 2009, our shareholders approved the 2009 LTIP and the UTi Worldwide Inc. Executive Incentive Plan, which we refer to as the Executive Incentive Plan. Accordingly, since June 2009 equity-based incentives and incentive bonuses have been made pursuant to the 2009 LTIP and the Executive Incentive Plan, respectively, rather than pursuant to their predecessor plans.

Role of the Compensation Committee in Determining Executive Compensation.    Our Board of Directors has delegated all compensation-related matters relating to our employees to our Compensation Committee, with the exception that the full Board retains responsibility for approving the compensation of our Chief Executive Officer (without such officer participating in or otherwise being present in the deliberations of either the Compensation Committee or the full Board regarding his compensation). The Compensation Committee recommends or determines, as applicable, the targeted levels of compensation of the Company’s Chief Executive Officer, executive officers, regional leaders and a few other key employees, who we refer to collectively as “senior executives.” In fulfilling these duties, the committee considers a number of factors, including:

•	an evaluation of the Chief Executive Officer’s performance and evaluations of the performance of our other senior executives;

•	an evaluation of the Company’s overall performance against its strategic and financial goals;

•	information and advice provided by independent compensation consultants;

•	the impact of various regulatory provisions (such as Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”));

•	the equity holdings of the senior executives and the desire to align the interests of the executives with those of our shareholders; and

•	analysis of various compensation trends and practices.

In reaching its decisions with respect to the compensation levels of the Named Executive Officers (other than Mr. Kirchner) and its recommendation with respect to the compensation levels for Mr. Kirchner, the Compensation Committee exercised its judgment based on all the factors it considered, and no specific formula was applied to determine the weight of each factor.

The Compensation Committee believes that a mix of cash and equity-based incentive compensation provides balance by incentivizing the senior executives to pursue specific short and long-term performance goals and value creation while aligning the senior executives’ interests with our shareholders’ interests. The Compensation Committee determines whether or not our compensation programs have met their goals primarily by analyzing total compensation actually paid relative to the overall performance of individual executives and the overall financial performance of our Company.

Role of Independent Compensation Consultants in Determining Executive Compensation.    In accordance with the Compensation Committee’s charter, the committee has the authority, to the extent it deems necessary and appropriate for the fulfillment of its duties, to select, engage and determine the fees payable to independent counsel and other advisors (including compensation consultants). In accordance with this authority, as disclosed previously in this proxy statement, Towers Watson was retained by the Compensation Committee in fiscal 2014 as an external consultant to provide information and advice on matters regarding trends in executive compensation, relative executive pay and benefits practices, an assessment of proposed executive compensation and other topics as the Compensation Committee deemed appropriate.

Peer Group Data.    During fiscal 2012, the Compensation Committee worked with Towers Watson to establish a peer group (“Peer Group”) to enhance the comparative framework used by the Committee in assessing the Company’s overall executive compensation program for the Named Executive Officers. The Peer Group is comprised of 33 companies with median revenues of $5.5 billion. There are very few companies that are similar to UTi with respect to their size and the scope of their operations. Accordingly, the peer companies were selected using the following criteria:

•	S&P MidCap 400 companies in the Industrials sector with revenues between $3 billion and $11 billion;

•	S&P Global Industry Classification Standard (GICS) code 203010 (Air Freight and Logistics) companies with revenues between 0.5x and 2.0x UTi’s anticipated fiscal 2012 revenues; and

•	Supplemental companies added to the broader S&P GICS 2030 (Transportation) industry in order to ensure at least eight companies from that industry.

The following companies met these criteria and were selected as peer companies by the Compensation Committee:

Company	Industry
AECOM Technology Corporation	Construction and Engineering
AGCO Corporation	Construction and Farm Machinery and Heavy Trucks
Alaska Air Group, Inc.	Airlines
Alliant Techsystems Inc.	Aerospace and Defense
Avis Budget Group, Inc.	Trucking
Brinks Co.	Security and Alarm Services
Carlisle Companies Inc.	Industrial Conglomerates
CH Robinson Worldwide Inc.	Air Freight and Logistics
Con-way Inc.	Trucking
Exelis, Inc.	Aerospace and Defense
Expeditors International of Washington Inc.	Air Freight and Logistics
Fortune Brands Home & Security, Inc.	Building Products
General Cable Corp.	Electrical Components and Equipment
Harsco Corporation	Industrial Machinery
Hertz Global Holdings, Inc.	Trucking
Huntington Ingalls Industries, Inc.	Aerospace and Defense
ITT Corporation	Industrial Machinery
JB Hunt Transport Services Inc.	Trucking
JetBlue Airways Corporation	Airlines
KBR, Inc.	Construction and Engineering
Lennox International, Inc.	Building Products
Norfolk Southern Corp.	Railroads
Oshkosh Corporation	Construction and Farm Machinery and Heavy Trucks
Pentair, Inc.	Industrial Machinery
Ryder System, Inc.	Trucking
Shaw Group Inc.	Construction and Engineering
SPX Corporation	Industrial Machinery
Terex Corp.	Construction and Farm Machinery and Heavy Trucks
Timken Co.	Industrial Machinery
Towers Watson & Co.	Human Resource and Employment Services
Triumph Group, Inc.	Aerospace and Defense
URS Corporation	Construction and Engineering
YRC Worldwide Inc.	Trucking

When presenting its analysis to the Compensation Committee in fiscal 2012, Towers Watson excluded four of these Peer Group companies from the comparative proxy analysis due to the following reasons: (i) three companies are spin-offs that became public companies in 2011, and the pay reported by those companies reflects that of the prior employer (Excelis, Inc., which was spun off from ITT Corporation, Fortune Brands Home & Security, Inc., which was spun off from Beam Inc., and Huntington Ingalls Industries, Inc., which was spun off from Northrop Grumman Corporation); and (ii) YRC Worldwide Inc. experienced a significant restructuring and a merger in 2011, resulting in a number of changes in the composition of the named executive officers.

The following table summarizes certain financial and other data applicable to the Peer Group and UTi Worldwide Inc. All data for the Peer Group is based on the four most recently reported fiscal quarters immediately preceding the date of the Towers Watson report to the Compensation Committee, except for the employee count, which is as of the end of the company’s most recently completed fiscal year immediately preceding the date of the Towers Watson report, and the market capitalization information, which is as of December 31, 2011. All data for the Company is as of or for the twelve month period ended January 31, 2012, the most recently completed fiscal year immediately following the date of the Towers Watson report.

	Employees	Revenue $Millions	Market Capitalization $Millions	Operating Income $Millions	Net Income $Millions
25th Percentile	13,100	$4,232.0	$1,661.1	$270.5	$71.0
50th Percentile	16,300	$5,495.0	$2,649.8	$412.8	$183.4
75th Percentile	27,900	$7,584.7	$3,780.0	$567.4	$292.8
UTi Worldwide Inc.	21,077	$4,914.2	$1,531.2	$128.7	$72.5

The Peer Group review is only one tool used by the Compensation Committee in designing the overall compensation program, and the Compensation Committee does not target compensation at a specific percentage relative to the Peer Group. As described above, the Compensation Committee considers several other factors, including, among other things, internal pay equality, an evaluation of each individual’s performance in the role as well as UTi’s performance against our own internal financial and strategic goals.

The Compensation Committee did not obtain updated peer group information when determining compensation levels for fiscal 2014 because the committee (and, in the case of Mr. Kirchner, the Board) decided that except for limited changes applicable to Messrs. Feitzinger and Ochi no changes would be made to the compensation of the Named Executive Officers for fiscal 2014 due to the challenging economic environment and the Company’s overall financial performance for fiscal 2013. For fiscal 2014, Mr. Feitzinger’s base salary was increased and Mr. Ochi’s target bonus was decreased for the reasons outlined in the section entitled “Compensation of Executive Officers — Compensation Discussion & Analysis — Compensation Awarded to our Named Executive Officers in Fiscal 2014 and Fiscal 2015 — Compensation of Named Executive Officers for Fiscal 2014.” At the time of Mr. Feitzinger’s promotion to Executive Vice President, Global Operations, and the appointment of Mr. Rodick to Executive Vice President and Chief Financial Officer, in each case during October 2012, the Compensation Committee obtained updated peer group information for such roles and determined the new compensation for each of Messrs. Feitzinger and Rodick based, in part, on input from Towers Watson.

When determining compensation levels for fiscal 2015, the Compensation Committee obtained updated peer group information only for Mr. Kirchner because the Committee had decided that except for the conversion of the $25,000 supplemental benefits allowance into base salary as outlined above the Committee would not make any changes to the compensation of its other Named Executive Officers (except for Mr. Ochi, who entered into a new letter agreement (the “March 2014 Ochi Agreement”) with the Company as described below under “Compensation of Executive Officers — Compensation Discussion & Analysis — Employment Agreements”) due to the challenging economic environment and the Company’s overall financial performance for FY14. In the case of Mr. Kirchner, after reviewing the updated peer group information, the Committee recommended (and the Board determined) not to make any changes in Mr. Kirchner’s compensation for fiscal 2015 except for the conversion of $5,000 of his supplemental benefits allowance into annual base salary.

Management Involvement in Compensation Decisions.    As described above, in determining the compensation for our senior executives (excluding Mr. Kirchner), the Compensation Committee considers the recommendations of Mr. Kirchner. The full Board of Directors after considering the recommendation of the Compensation Committee determines the compensation of Mr. Kirchner without any input from executive management.

Primary Components of Compensation.    The three primary components of the Company’s executive compensation are:

•	base salary

•	incentive bonus

•	long-term equity-based incentive compensation

In designing and overseeing the Company’s executive compensation program, the Compensation Committee attempts to strike an appropriate balance among these various components, each of which is discussed in greater detail below.

Base Salary.    Each senior executive’s base salary is generally based on a number of factors, including the market competitiveness of the relevant individual’s overall compensation package as reflected in the Peer Group data, as well as the relevant executive’s experience level and scope of responsibility, current performance, resident country, future potential and overall contribution. In addition, our Compensation Committee considers the Company’s performance in the prior fiscal year before setting salaries for the current fiscal year. The employment agreements with the Company’s Named Executive Officers provide that their respective annual base salaries may be increased (but not decreased) in the discretion of the Company. Base salaries are reviewed and approved annually in the first fiscal quarter of each year. Due to the Company’s overall financial performance for fiscal 2014, the Compensation Committee determined to leave base salaries for our Named Executive Officers unchanged for fiscal 2015, except that the Company eliminated the $25,000 limited supplemental benefits allowance payable to each executive (excluding Mr. Kirchner) and added such amount to each executives’ annual base salary. In the case of Mr. Kirchner, only $5,000 of the $25,000 allowance was rolled into his base salary and the remainder was eliminated. The Compensation Committee has taken similar actions to freeze annual base salaries in recent years and decided to leave the base salaries for our then named executive officers unchanged in fiscal years 2010, 2011 and 2013.

Incentive Bonuses.    All senior executives participate in the Company’s cash bonus plan, which we call our Executive Incentive Plan. Each senior executive is eligible for an annual cash bonus targeted at a specified percentage of his or her base salary. The percentage is generally based on a number of factors, including the market competitiveness of the relevant individual’s overall compensation package as reflected in the Peer Group data, as well as the relevant individual’s experience level and scope of responsibility, current performance, resident country, future potential and overall contribution to our Company.

Incentive Bonuses – Fiscal 2014

In fiscal 2014, each senior executive was eligible for an incentive bonus under the Executive Incentive Plan based on the achievement of budgeted levels of net revenue, net income and return on investment, provided that a bonus would be paid only if the Company’s fiscal 2014 net income exceeded the Company’s fiscal 2013 net income, which was calculated for incentive purposes at $40.5 million. The weighting for each metric for fiscal 2014 was:

•	Net revenue — 25% of eligible bonus award

•	Net income — 50% of eligible bonus award

•	Return on investment — 25% of eligible bonus award

For purposes of the Executive Incentive Plan calculations, net revenue, net income and return on investment were defined as follows:

•	Net revenue — Net revenue means revenue less purchased transportation costs.

•	Net income — Net income means net income attributable to UTi Worldwide Inc., adjusted for the following items, which are all subject to approval by the Compensation Committee:

1. The after-tax effect of any intangible impairments;

2. The after-tax effect of a sale of a major property or business;

3. Any changes in generally accepted accounting principles in the United States (“GAAP”);

4. Any significant tax rate adjustments; and

5. Any other adjustment approved by the Compensation Committee

•	Return on investment (ROI) — ROI is calculated as follows:

•	the sum of (i) net income (as defined above) and (ii) interest expense (net of tax), divided by;

•	the sum of (i) interest bearing debt(1) and (ii) shareholders equity, excluding accumulated other comprehensive income/loss (“OCI”) and including minority interest (total equity on the balance sheet excluding OCI).

(1)	The average for the period is used, being the opening balance sheet and the quarterly balance sheets during the period divided by five (5).

The Compensation Committee selected net revenue, net income and return on investment because the Committee believed these metrics were consistent with the overall goals and long-term strategic direction that the Board had set for the Company. Specifically, the Committee chose:

•	Net revenue because it believed that potential investors used it to measure the Company’s growth rates as compared to those of other companies in our industry.

•	Net income because it believed that potential investors used it when evaluating our Company’s profitability against other companies in our industry. Net income is also an important measure when evaluating the success of the Company’s multi-year business transformation initiative which seeks to reduce costs and streamline operations.

•	Return on investment because the Committee believed that potential investors used it as an important metric for determining the attractiveness of investing in our Ordinary Shares as compared to other competing investment opportunities.

While each of these metrics was important on a stand-alone basis, the Compensation Committee believed the combined focus on all three financial metrics would help to drive overall operational and financial success for the Company without encouraging excessive risk taking.

For the net income and return on investment metrics, if the Company achieved less than 80% of the targeted performance level (the “minimum threshold”) for either metric, no bonus amounts would be earned for that metric. If the Company achieved 80% or more of the targeted performance level, the bonus amount paid for that metric would be as set forth in the table below, subject to a maximum potential payout of 150% of the targeted bonus award for that metric (the “maximum threshold”).

Performance Range	Percentage of Bonus Achieved	Performance Level
< 80% of target	0%	Below minimum
80-100% of target	50-100%	Between minimum and target
100% of target	100%	Target
100-125% of target	100-150%	Between target and maximum
125% of target	150%	Maximum

For net revenue, if the Company achieved less than 90% of the targeted performance level (the “minimum threshold”), no bonus amounts would be earned for that metric. If the Company achieved 90% or more of the targeted performance level, the bonus amount paid for that metric would be as set forth in the table below, subject to a maximum potential payout of 150% of the targeted bonus award for that metric (the “maximum threshold”).

Performance Range	Percentage of Bonus Achieved	Performance Level
< 90% of target	0%	Below minimum
90-100% of target	50-100%	Between minimum and target
100% of target	100%	Target
100-125% of target	100-150%	Between target and maximum
125% of target	150%	Maximum

For fiscal 2014, the Company’s net income was less than the Company’s net income for fiscal 2013. As a result, no bonuses were paid to our senior executives, including our Named Executive Officers, for fiscal 2014. Fiscal 2014 was the second year in a row for which we did not pay any cash incentive bonuses to our senior executives as we did not pay cash bonus for fiscal 2013 based on the Company’s performance during that year.

In setting the targeted performance levels for incentive bonus payments, the Compensation Committee strives to set the minimum threshold, the target and the maximum threshold at levels such that the relative likelihood that our Company will achieve such goals remains consistent from year to year. It is the intent of the Compensation Committee that the minimum threshold should be attainable a majority of the time, target levels should, on average, be reasonably expected to be achieved and that the maximum threshold should be attained a minority of the time. These levels of expected performance are taken into consideration in the compensation philosophy and evaluation of compensation discussed elsewhere herein.

Establishing the expected performance of the Company relative to the criteria above is inherently subject to considerable judgment on the part of the Compensation Committee. When making these judgments the Committee considers the Company’s past performance, the volatility of the performance, the Company’s budget, the macroeconomic environment and other factors that may influence the Company’s future results.

Incentive Bonuses – Fiscal 2015

For fiscal 2015, the Compensation Committee maintained the overall structure of the Executive Incentive Plan, but changed two of the financial metrics, with free cash flow replacing return on investment and Adjusted EBITDA (as defined below) replacing net income. For fiscal 2015, net revenue continues to be used as the third metric for determining the incentive bonus.

The Compensation Committee made changes to two of the financial metrics utilized for determining the incentive bonus because it determined that free cash flow generation is a critical priority for the Company in fiscal 2015 and Adjusted EBITDA is a more appropriate metric for assessing the Company’s financial performance given an increasing amount of non-cash items impacting the Company’s bottom line results. In addition, the Compensation Committee also believes that free cash flow is an important metric for assessing the strength of our non-asset business model and for measuring the success of the Company’s multi-year business transformation initiative and that Adjusted EBITDA is also an important metric used by investors to value our Company. Our Compensation Committee continues to believe that return on investment is an important metric for the reasons outlined above and, as a result, has included it as a metric in the performance share units described below as part of our equity-based incentives for fiscal 2015. Prior to implementing the changes to use free cash flow and Adjusted EBITDA as metrics, our Compensation Committee consulted with Towers Watson, who concurred with the change.

In fiscal 2015, each senior executive is eligible for an incentive cash bonus under the Executive Incentive Plan based on the achievement of budgeted levels of net revenue, free cash flow and Adjusted EBITDA, provided that our senior executives will only be eligible for a bonus if our fiscal 2015 net income exceeds our fiscal 2014 net income. The weighting for each metric for fiscal 2015 is as follows:

•	Net revenue — 30% of eligible bonus award

•	Free Cash Flow — 40% of eligible bonus award

•	Adjusted EBITDA — 30% of eligible bonus award

For purposes of the Executive Incentive Plan calculations, the definitions of net revenue, free cash flow and EBITDA are as follows:

Net Revenue

Net Revenue means revenue less purchased transportation costs.

Free Cash Flow

Free Cash Flow means net cash provided by operating activities minus capital expenditures.

Adjusted EBITDA

Adjusted EBITDA means net income attributable to UTi Worldwide Inc. before interest, taxes, depreciation and amortization, adjusted for stock compensation as well as the following, all of which are subject to approval by the Compensation Committee:

1.	excluding all costs associated with the Company’s 2015 refinancing;
2.	excluding all severance costs;
3.	excluding the after tax effect of any gain or loss realized as a result of the disposal of any business segment or the sale of a major property or business; and
4.	changes to the company’s financial statements resulting from changes in GAAP.

The payout grids for fiscal 2015 remain the same as for fiscal 2014, with free cash flow and Adjusted EBITDA having the same relative ranges, percentages and performance levels of “target” as utilized for net income in fiscal 2014.

Long-Term Incentives.    The Compensation Committee designs our executive compensation program to provide a substantial portion of total senior executive compensation in the form of equity-based incentives. A “substantial portion” does not necessarily mean that a majority of the senior executives’ compensation will be equity-based compensation, but that the amount will be material or meaningful to the executive. The committee believes equity-based compensation provides an incentive to build value for our Company over the long-term, which helps to align the interests of our senior executives with the interests of our shareholders. We currently make equity awards pursuant to our 2009 LTIP, which provides for awards in the form of stock options, restricted shares, restricted share units, performance shares and other equity-based awards.

Each year, the Compensation Committee considers an equity-based award for each senior executive. All awards are based upon a percentage of base salary, with our Named Executive Officers generally having the highest target percentages. The specific amount of the equity-based award in any year depends on the Compensation Committee’s assessment, for that year, of the appropriate balance between cash and equity-based compensation. In making that assessment, the Compensation Committee considers various factors, such as the relative merits of cash and equity as a means for retaining and incentivizing senior executives as well as trends in executive compensation generally, as reported to the Compensation Committee by Towers Watson from time to time. In addition, the Compensation Committee considers, among other things, assessments of individual performance, individual pay relative to internal peers, individual pay relative to comparable Peer Group pay, the components of total annual compensation and the value of already outstanding grants in determining the size and type of equity-based awards granted to each senior executive.

The Company has generally granted senior executives two forms of equity-based compensation each year. In fiscal 2014, the Company awarded 75% of each senior executive’s equity-based award in the form of restricted share units (which support retention even in a down market) and 25% of the award in the form of stock options (which only have value to the extent the stock price for the Company’s Ordinary Shares increases above the stock price on the date of grant). The restricted share units vest 20% per year over a five-year period and the stock options vest in annual increments of 1/3 over a three year period. The Compensation Committee adopted this approach based on a number of factors, including (i) continued uncertainty in the global economic environment, (ii) the fact that the Company continues to undergo significant changes in connection with its business transformation efforts and (iii) recommendations of Towers Watson and related evaluations of trends in executive compensation, all of which favored a balance between achieving long-term retention, while at the same time providing an incentive for long-term financial performance.

For fiscal 2015, the Compensation Committee decided to continue to grant restricted share units, but replaced the use of stock options with awards of performance share units. This change was made because the Compensation Committee determined, consistent with its performance-based pay philosophy, that performance share units provide even greater alignment between the interests of our shareholders and our senior executives. Towers Watson also concurred with this change. As a result, for fiscal 2015, the Company awarded 75% of each senior executive’s equity-based award in the form of restricted share units with the same terms as those awarded in fiscal 2014 and 25% of the award in the form of performance share units. For Mr. Ochi, because he is expected to retire from the Company at the end of fiscal 2015, the Company granted to Mr. Ochi only restricted share units as provided under the terms of the March 2014 Ochi Agreement.

The performance share units will vest in full on the third anniversary of their grant date, but only upon the attainment of specified financial targets. The financial targets are based 50% on the Company’s average return on investment (“ROI”) over the 3-year fiscal period ending January 31, 2017 and 50% on the Company’s compound annual growth rate in net revenue over the 3-year fiscal period ending January 31, 2017, with each metric subject to a minimum threshold, a target and a maximum threshold similar to the incentive bonus plan structure:

Performance Range	Percentage of Bonus Achieved	Performance Level
< 80% of target	0%	Below minimum
80-100% of target	50-100%	Between minimum and target
100% of target	100%	Target
100-125% of target	100-150%	Between target and maximum
125% of target	150%	Maximum

The specific minimum threshold, target and maximum threshold for each performance share unit metric is set forth below:

Metric	Minimum Threshold	Target	Maximum Threshold
ROI	3.7%	4.7%	5.8%
Net Revenue CAGR	3.1%	3.9%	4.9%

The Compensation Committee chose ROI because the Committee believes that potential investors use it as an important metric for determining the attractiveness of investing in our Ordinary Shares as compared to other competing investment opportunities. The Committee chose Net Revenue CAGR because it believes that potential investors use it to measure the Company’s growth rates as compared to those of other companies in our industry, and Net Revenue growth is critical to the Company’s long term success.

Additional information regarding the equity-based incentive awards granted to the Named Executive Officers in fiscal 2014 and fiscal 2015 can be found below in this section under the heading “Compensation Awarded to our Named Executive Officers in Fiscal 2014 and Fiscal 2015” and in the table below entitled “Fiscal 2014 Grants of Plan Based Awards”.

Policies and Processes Applicable to the Granting of Equity-Based Awards.    The value of all equity-based incentives awarded by the Company is determined based on the closing price of the Company’s Ordinary Shares on the date of grant. With respect to stock options, the strike price for all stock options awarded is also the closing price of the Company’s Ordinary Shares on the date of grant. The “grant date” for all equity-based incentive awards is the date the awards are formally approved by the Compensation Committee or the Chief Executive Officer (for employees other than senior executives) or his designee, as applicable.

The Company’s practice is to generally grant equity-based incentive awards once per year to senior executives following the public release of the Company’s year-end financial results. All other awards are considered on an “as-needed” basis, and generally only following the public release of the Company’s quarterly financial results. We have adopted this practice because it permits our publicly-reported financial results to be absorbed by the financial markets prior to our issuing equity-based incentive awards and allows our Compensation Committee to consider our final year-end results when approving annual equity-based incentive awards for our senior executives.

For fiscal 2014 and fiscal 2015, the Compensation Committee evaluated and approved the annual equity-based incentive awards made to our senior executives (with the exception of our Chief Executive Officer), and our Board approved the equity-based incentive awards made to our Chief Executive Officer (without our Chief Executive Officer participating in the decision). Our Chief Executive Officer (or his designee), with express authority from the Compensation Committee, evaluated and approved all other equity-based incentive awards. All equity-based incentives approved by our Chief Executive Officer (or his designee) were subject to specific criteria and limitations established and approved by the Compensation Committee.

Employee Benefits.    In addition to the above described components of compensation, our senior executives are eligible to participate in benefit plans that are generally available to all our other employees in their respective country of residence or business unit. These plans, depending on the country or business unit where the senior executive is employed, may include a 401(k) savings plan, medical, dental, life and disability insurance, dependent care and healthcare flexible spending account, and employee assistance program benefits. Additionally, our employees are entitled to vacation, sick leave and other paid holidays. The Compensation Committee has reviewed these other components of compensation in relation to the total compensation of the Chief Executive Officer and the other senior executives and determined that they are reasonable and appropriate.

During fiscal 2014, our U.S-based senior executives received a flat $25,000 annual cash payment in lieu of other supplemental benefits. This supplemental benefits allowance was paid in regular installments and was not considered part of an executive’s base salary. In March 2014, the Compensation Committee eliminated this allowance in order to simplify the overall executive compensation structure. The $25,000 allowance amount has been rolled into the annual base salary for each executive for fiscal 2015, except that in the case of Mr. Kirchner only $5,000 of the $25,000 amount has been rolled into his annual base salary and the remainder was eliminated.

Tax Law Limits on Executive Compensation.    Section 162(m) of the Code (“Section 162(m)”) limits deductions for certain executive compensation in excess of $1 million. Certain types of compensation in excess of $1 million are deductible only if performance criteria related to such compensation are specified in detail and the shareholders have approved the compensation arrangements. The Company is incorporated in the British Virgin Islands and believes it may not be subject to Section 162(m). To the extent compensation is paid by its United States subsidiaries, such subsidiaries may in certain circumstances be subject to Section 162(m). In this regard, our Executive Incentive Plan is designed to allow for incentive bonuses paid by certain of the Company’s U.S. subsidiaries to the Company’s senior executives to be deductible for U.S. federal income tax purposes. Since corporate objectives may not always be consistent with the requirements for full deductibility, however, the Company is prepared, if it deems appropriate, to enter into compensation arrangements or pay compensation under which payments may not be deductible under Section 162(m), and the Company believes that it is important to preserve flexibility in designing compensation programs. Accordingly, the Company has not adopted a policy that all compensation must qualify as deductible under Section 162(m).

Executive Stock Ownership Guidelines; Hedging Policy.    To help achieve our compensation objective of linking the interests of our senior executives with those of our shareholders, we established executive stock ownership guidelines for our senior executives, including our Named Executive Officers. The guidelines provide that each executive achieve ownership of a number of “qualifying shares” with a market value equal to the specified multiple of the executive’s base salary (in effect upon the later of February 1, 2010 or the date he or she first becomes subject to the guidelines) shown below:

Position	Multiple
Chief Executive Officer	3 x salary
Global Executive Vice Presidents	1 x salary
Global Senior Vice Presidents	1 x salary
Regional Presidents	1 x salary

Each senior executive is expected to achieve ownership of the required market value of shares within the later of five years after February 1, 2010, or five years after first becoming subject to these guidelines. Thereafter, the executive is expected to maintain ownership of at least the number of shares that were necessary to meet the executive’s required market value of ownership on the date the requirement was first achieved (subject to certain adjustments in the event of a change in base salary or position). Ownership that counts toward the guidelines includes ordinary shares, restricted share units, restricted shares, deferred share units and common shares beneficially owned by the executive by virtue of being held in a trust, by a spouse or by the executive’s minor children. Shares that an executive holds in the form of unvested restricted shares or unvested restricted share units are counted at 60% of the number of shares held to approximate the after-tax value of those shares. Shares that an executive has a right to acquire through the exercise of stock options (whether or not vested) are not counted towards the share ownership requirement.

Our directors and officers are prohibited from making open market purchases of Company securities by using margin credit and from selling “short” Company securities or engaging in transactions involving Company-based derivative securities such as options, warrants, convertible securities, or similar rights whose value is derived from the value of a Company equity security. The Company is not aware of any director or Named Executive Officer who holds Company securities in a margin account or has pledged such securities for a loan and no director or officer can do so without receiving prior approval. We have no current intentions of granting such approval.

Executive Compensation Recoupment Policy.    Under the Company’s incentive compensation recoupment policy, if the Board or the Compensation Committee determines that any fraud or intentional misconduct by any Named Executive Officer was a significant contributing factor to the Company having to materially restate all or a portion of its financial statement(s), the Board or Compensation Committee may take, in its discretion, such action as it deems necessary and appropriate to remedy the misconduct and prevent its recurrence. In determining what remedies to pursue, the Board or Committee will take into account all relevant factors, including whether the restatement was the result of fraud or intentional misconduct. If the Board or Committee determines that the restatement was the result of fraud or intentional misconduct, the Board may, to the extent permitted by applicable law, require reimbursement of any bonus or incentive compensation paid to any Named Executive Officer, cause the cancellation of restricted share units, stock options and/or other equity-based incentives, and seek reimbursement of any gains realized upon the exercise of any equity-based incentives or the sale of any shares underlying restricted share units, in each case, if and to the extent that (i) the amount of bonus or incentive compensation was calculated based upon the achievement of certain financial results that were subsequently reduced due to a restatement, (ii) the executive engaged in a fraud or intentional misconduct that caused or substantially contributed to the need for the restatement, and (iii) the amount of the bonus or incentive compensation that would have been awarded to the executive had the financial results been properly reported would have been lower than the amount actually awarded. In addition, the Board may dismiss the executive, authorize legal action, or take such other action to enforce the executive’s obligations to the Company as it may deem appropriate in view of all the facts surrounding the particular case.

Employment Agreements and Post-Termination Compensation.    Each of the Named Executive Officers is a party to an employment agreement with the Company. A summary description of the terms of these agreements with the Named Executive Officers can be found below in this proxy statement under the caption “Compensation of Executive Officers — Employment Agreements.” The employment agreements define the Company’s right to terminate the employment relationship (and related obligations) and help protect the Company from certain business risks. In return, the executive officers are provided assurances with regard to salary, other compensation and benefits, as well as severance and related benefits if the executive’s employment terminates under certain circumstances, including in the event of a “change of control”. See the section below entitled “Compensation of Executive Officers — Termination and Change of Control Payments”.

The Compensation Committee believes that these severance and change of control arrangements are an important part of overall compensation for our Named Executive Officers because they help to secure the continued employment and dedication of our Named Executive Officers, notwithstanding any concern that they might have regarding their own continued employment prior to or following a change of control. The Compensation Committee also believes that these arrangements are important as a recruitment and retention device, as many of the companies with which we compete for executive talent have similar agreements in place for their senior employees.

Compensation Awarded to our Named Executive Officers in Fiscal 2014 and Fiscal 2015

Compensation of Named Executive Officers for Fiscal 2014.    In connection with the Company’s annual review process, for fiscal 2014 the Compensation Committee (or, in the case of Mr. Kirchner, the Board after receiving the recommendation of the Compensation Committee) determined that, except for Mr. Feitzinger, the base salary for each of the Named Executive Officers at the end of fiscal 2013 would remain unchanged for fiscal 2014 due to the challenging economic environment and the Company’s overall financial performance for fiscal 2013. With respect to Mr. Feitzinger, the Compensation Committee approved an increase to his base salary from $400,000 to $425,000, reflecting, among other things, an evaluation of Mr. Feitzinger’s base salary as compared to Peer Group data associated with his new responsibilities, an assessment of Mr. Feitzinger’s performance since the time he was promoted to Executive Vice President, Global Operations, and the fact that Mr. Feitzinger had recently relocated to the Company’s offices in Long Beach, CA. Mr. Feitzinger’s salary increase was also endorsed by Towers Watson. The Compensation Committee also determined that the target bonus opportunity for each Named Executive Officer would remain unchanged for fiscal 2014, except that Mr. Ochi’s target bonus opportunity was reduced from 65% to 50% in order to bring Mr. Ochi’s bonus percentage in line with the bonus percentages for the other Named Executive Officers, excluding Mr. Kirchner. The following compensation levels were approved for Fiscal 2014:

					Fiscal 2014 Equity Grant (1)
Named Executive Officer	Fiscal 2013 Year End Salary	Approved Salary Increase	Fiscal 2014 Salary	Fiscal 2014 Target Bonus as a Percentage of Base Salary	Restricted Share Units	Stock Options
Eric Kirchner	$920,000	$0	$920,000	100%	147,331	132,598
Lance D’Amico	377,000	0	377,000	50%	24,149	21,735
Edward Feitzinger	400,000	25,000	425,000	50%	27,224	24,502
Gene Ochi	365,000	0	365,000	50%	23,381	21,043
Richard Rodick	390,000	0	390,000	50%	20,819	18,737

(1)	Equity grants reflect an aggregate dollar value equal to a percentage of each executive’s base salary.

The following table shows the dollar value of long-term incentives (restricted share units and stock options) (“LTI”) expressed as a percentage of fiscal 2014 base salary for each of our Named Executive Officers.

Named Executive Officer	Dollar Value of LTI as a % of fiscal 2014 Base Salary
Eric Kirchner	300%
Lance D’Amico	120%
Edward Feitzinger	120%
Gene Ochi	120%
Richard Rodick	100%

As indicated previously, no incentive cash bonuses were paid to any of the Company’s executive officers for fiscal 2014. As a result, the amount of cash compensation actually received by the Named Executive Officers for fiscal 2014 (consisting of annual base salary and incentive bonus) was substantially less than the amount of “target” cash compensation (consisting of annual base salary and the “target” amount of the incentive bonus for each executive) established for the executives as shown in the table below.

Comparison of Actual Cash Compensation to “Target” Cash Compensation

For Fiscal Year 2014

Named Executive Officer	Fiscal 2014 Target Cash Compensation	Fiscal 2014 Realized Cash Compensation(1)	Fiscal 2014 Realized Cash Compensation as a % of Target Cash Compensation	Amount of Target Cash Compensation Not Paid Out in Fiscal 2014
Eric Kirchner	$1,840,000	$920,000	50%	$920,000
Lance D’Amico	565,500	377,000	67%	188,500
Edward Feitzinger	637,500	425,000	67%	212,500
Gene Ochi	547,500	365,000	67%	182,500
Richard Rodick	585,000	390,000	67%	195,000

(1)	The amount in this column reflects the amount of each executive’s annual base during fiscal 2014 and does not include the $25,000 limited supplemental benefits allowance which was previously paid to our U.S.-based senior executives in lieu of other supplemental benefits as we do not consider such allowance to be part of the executives’ base salary.

Compensation of Named Executive Officers for Fiscal 2015

In March 2014, in connection with its annual review process the Compensation Committee (the Board in the case of Mr. Kirchner after receiving the recommendation of the Compensation Committee) determined that, except for Mr. Ochi, the base salary for each of the Named Executive Officers at the end of fiscal 2014 would remain unchanged for fiscal 2015 due to the Company’s overall financial performance for fiscal 2014, except that the Company eliminated the $25,000 limited supplemental benefits allowance which was previously in effect and the Company added such amount to each executive’s (excluding Mr. Kirchner) annual base salary. In the case of Mr. Kirchner, only $5,000 of the $25,000 allowance was rolled into his base salary and the remainder was eliminated. With respect to Mr. Ochi, his base salary was reduced to $320,000 (which amount includes $25,000 instead of the prior supplemental benefits) to reflect a change in Mr. Ochi’s role and an agreement between the Company and Mr. Ochi that anticipates Mr. Ochi’s retirement from the Company at the end of fiscal 2015. The details of the March 2014 Ochi Agreement are set forth below under the heading “Compensation of Executive Officers – Employment Agreements.” The Compensation Committee also determined that the “target” bonus amount for each Named Executive Officer would remain unchanged for fiscal 2015 compared to the amount in fiscal 2014.

In April 2014, the following equity awards were granted to the Named Executive Officers:

	Fiscal 2015 LTI as a % of Base Salary(1)	Fiscal 2015 Equity Grant
Named Executive Officer		Restricted Share Units	Performance Share Units
Eric Kirchner	300%	207,710	69,237
Lance D’Amico	120	36,108	12,036
Edward Feitzinger	120	40,419	13,473
Gene Ochi	85	27,146	—
Richard Rodick	100	31,063	10,354

(1)	Represents the dollar value of long-term incentives (restricted share units and performance share units) as a percentage of fiscal 2015 base salary.

The following report of our Compensation Committee shall not be deemed soliciting material or to be filed with the Securities and Exchange Commission or subject to Regulation 14A or 14C under the Securities Exchange Act or to the liabilities of Section 18 of the Securities Exchange Act, nor shall any information in this report be incorporated by reference into any past or future filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, except to the extent that we specifically request that it be treated as soliciting material or specifically incorporate it by reference into a filing under the Securities Act or the Exchange Act.

Compensation Committee Report

The Compensation Committee has reviewed and discussed the section of this proxy statement entitled “Compensation of Executive Officers — Compensation Discussion & Analysis” with management. Based on this review and discussion, the Committee has recommended to the Board of Directors that the section entitled “Compensation of Executive Officers — Compensation Discussion & Analysis,” be included in this proxy statement and incorporated by reference into the Company’s Annual Report on Form 10-K.

Mr. Allan M. Rosenzweig, Chairman

Mr. Brian D. Belchers

Mr. Joshua Paulson

Mr. Donald W. Slager

Summary Compensation Table

The following table provides information concerning the Company’s Named Executive Officers.

Name and Principal Position	Fiscal Year	Salary (1)	Bonus	Stock Awards (2)	Option Awards (3)	Non-Equity Incentive Plan Compensation (4)	Change in Pension and NQDC Earnings	All Other Compensation (5)	Total Compensation (6)
Eric W. Kirchner	2014	$920,000	$—	$2,070,000	$690,000	$0	$—	$35,200	$3,715,200
Chief Executive Officer	2013	920,000	—	2,070,000	690,000	0	—	35,000	3,715,000
	2012	875,000	—	1,968,750	656,250	612,500	—	34,800	4,147,300

Lance E. D’Amico	2014	377,000	—	339,300	113,100	0	—	35,200	864,600
Senior Vice President and Chief Legal Officer	2013	377,000	—	339,300	113,100	0	—	35,000	864,400
	2012	365,000	—	328,500	109,500	127,750	—	34,800	965,550

Edward G Feitzinger (7)	2014	425,000	—	382,500	127,500	0	—	81,809	1,016,809
Executive Vice President, Global Operations	2013	346,646	—	273,900	91,300	0	—	43,834	755,680
	2012	315,000	—	236,250	78,750	110,250	—	34,800	775,050

Gene T. Ochi	2014	365,000	—	328,500	109,500	0	—	35,200	838,200
Executive Vice President, Marketing	2013	365,000	—	328,500	109,500	0	—	35,000	838,000
	2012	365,000	—	328,500	109,500	166,075	—	34,800	1,003,875

Richard G. Rodick (7)	2014	390,000	—	292,500	97,500	0	—	29,469	809,469
Executive Vice President and Chief Financial Officer	2013	112,500	—	150,000	—	—	—	33,343	295,843

(1)	Salary. The amounts reported in this column represent base salaries paid to each of the Named Executive Officers for fiscal 2014, fiscal 2013 and fiscal 2012, as applicable, except for Mr. Rodick, who did not join the Company until October 2012.

(2)	Stock Awards. The amounts reported in this column are equal to the grant date fair value of each award as computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures relating to service-based vesting conditions. Additional information related to the calculation of the compensation cost and the assumptions made in the valuation of stock awards is set forth in Note 14 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K relating to fiscal 2014.

(3)	Option Awards. The amounts reported in this column are equal to the grant date fair value of each award as computed in accordance with FASB ASC Topic 718, disregarding the estimate of forfeitures relating to service-based vesting conditions. Additional information related to the calculation of the compensation cost and the assumptions made in the valuation of option awards is set forth in Note 14 of the Notes to Consolidated Financial Statements of our Annual Report on Form 10-K relating to fiscal 2014.

(4)	Non-Equity Incentive Plan Compensation. The amounts reported in this column represent the amount of incentive bonus paid to each of the Named Executive Officers for fiscal 2014, fiscal 2013 and fiscal 2012, as applicable.

(5)	All Other Compensation. The amounts reported in this column represent the aggregate dollar amount for each Named Executive Officer for perquisites and other personal benefits. Under rules of the SEC, the Company is required to identify by type all perquisites and other personal benefits for a Named Executive Officer if the total value for all perquisites for that individual equals or exceeds $10,000, and to quantify each perquisite or personal benefit that exceeds the greater of $25,000 or 10% of the total amount for that individual. For each Named Executive Officer, the amount reported in this column for fiscal 2014 represents Company contributions under the Company’s 401(k) matching program and an annual supplemental benefits allowance of 25,000 in lieu of other benefits. In the case of Mr. Feitzinger, the amount also includes an additional $37,840 relating to relocation costs reimbursed by the Company.

(6)	Total Compensation. The amounts reported in this column are the sum of the prior columns for each of the Named Executive Officers.

(7)	Mr. Rodick joined the Company in October 2012. For fiscal 2013, amounts reflected in the table relating to “salary” represent the base salary paid to Mr. Rodick from October 1, 2012 through January 31, 2013, and amounts reflected in the table relating to “stock awards” represent the one-time sign-on award granted to Mr. Rodick as required by the terms of his employment agreement. For information relating to the terms of Mr. Rodick’s employment, see the section entitled “Employment Agreements” below.

Fiscal 2014 Grants of Plan Based Awards

The following table provides information concerning the annual incentive bonus and equity-based incentive compensation awards made to each of our Named Executive Officers in fiscal 2014.

Executive Officers	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards			All Other Stock Awards: # of Shares of Stock or Units(2)	All Other Option Awards: # of Securities Underlying Options(3)	Exercise or Base Price of Option Awards	Grant Date Fair Value of Stock and Option Awards
		Threshold	Target	Maximum	Threshold	Target	Maximum
Eric W. Kirchner	3/4/13	$0	$920,000	$1,380,000	$—	$—	$—	—	—	—	—
	4/15/13	—	—	—	—	—	—	147,331	132,598	14.05	$2,760,000
Lance E. D’Amico	3/4/13	0	188,500	282,750	—	—	—	—	—	—	—
	4/15/13	—	—	—	—	—	—	24,149	21,735	14.05	452,400
Edward G. Feitzinger	3/4/13	0	212,500	318,750	—	—	—	—	—	—	—
	4/15/13	—	—	—	—	—	—	27,224	24,502	14.05	510,000
Gene T. Ochi	3/4/13	0	182,500	273,750	—	—	—	—	—	—	—
	4/15/13	—	—	—	—	—	—	23,381	21,043	14.05	438,000
Richard G. Rodick	3/4/13	0	195,000	292,500	—	—	—	—	—	—	—
	4/15/13	—	—	—	—	—	—	20,819	18,737	14.05	390,000

(1)	The amounts shown represent the potential bonus amounts payable to the Named Executive Officers under the Company’s Executive Incentive Plan for fiscal 2014. The amounts shown in the “Target” column reflect the amounts payable in the event 100% of the targeted performance levels were met. The amounts shown in the “Maximum” column reflect the amounts that potentially could be payable assuming 125% of the targeted performance levels were achieved. Mr. Kirchner had a bonus targeted at 100% of his base salary and each of Messrs. D’Amico, Feitzinger, Ochi and Rodick had bonuses targeted at 50% of their base salaries. No amounts were paid to any Named Executive Officer under the Company’s Executive Incentive Plan for fiscal 2014 based on the Company’s financial performance as further described under the section entitled “Compensation of Executive Officers — Compensation Discussion & Analysis — Compensation Awarded to our Named Executive Officers in Fiscal 2014 and Fiscal 2015.”

(2)	Represents restricted share units awarded to Named Executive Officers under the Company’s 2009 Long-Term Incentive Plan. These restricted share units are subject to a five-year pro rata vesting schedule (i.e., 20% per year over the 5-year period).

(3)	Represents options to purchase Ordinary Shares awarded to Named Executive Officers under the Company’s 2009 Long-Term Incentive Plan. One-third of the stock options vest annually on each anniversary of the grant date over a three year period.

Outstanding Equity Awards at Fiscal 2014 Year-End

The following table provides information concerning the unexercised stock options and unvested restricted share units outstanding for each of our Named Executive Officers as of January 31, 2104, the last day of fiscal 2014.

	Option Awards(1)						Stock Awards
Executive Officers	Number of Securities Underlying Unexercised Options Exercisable		Number of Securities Underlying Unexercised Options Unexercisable	Equity Incentive Plan Awards: # of Securities Underlying/ Unexercised Unearned Options	Option Exercise Price	Option Expiration Date(2)	# of Shares or Units of Stock That Have Not Vested		Market Value of Shares or Units of Stock That Have Not Vested (3)	Equity Incentive Plan Awards: # of Unearned Shares, Units or Other Rights That Have Not Vested	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested(3)
Eric W. Kirchner	166,836		—	—	$13.51	4/14/2019	15,544	(4)	$243,419	—	$—
	52,317		26,158	—	20.07	4/14/2021	49,008	(5)	767,465	—	—
	33,932		67,866	—	16.81	4/13/2022	58,856	(6)	921,685	—	—
	—		132,598	—	14.05	4/15/2023	98,513	(7)	1,542,714	—	—
							147,331	(8)	2,307,203	—	—

Lance E. D’Amico	8,729		4,365	—	20.07	4/14/2021	6,218	(4)	97,374	—	—
	5,562		11,124	—	16.81	4/13/2022	9,802	(5)	153,499	—	—
	—		21,735	—	14.05	4/15/2023	9,821	(6)	153,656	—	—
							16,148	(7)	252,878	—	—
							24,149	(8)	378,173	—	—

Edward G. Feitzinger	8,408	(9)	—	—	12.58	6/29/2020	1,893	(5)	29,644	—	—
	6,278		3,139	—	20.07	4/14/2021	7,063	(6)	110,607	—	—
	4,490		8,980	—	16.81	4/13/2022	13,036	(7)	204,144	—	—
	—		24,502	—	14.05	4/15/2023	27,224	(8)	426,328	—	—

Gene T. Ochi	51,300		—	—	15.62	5/04/2014	6,218	(4)	97,374	—	—
	15,420		—	—	22.34	6/15/2015	9,802	(5)	153,499	—	—
	8,729		4,365	—	20.07	4/14/2021	9,821	(6)	153,656	—	—
	5,385		10,770	—	16.81	4/13/2022	15,634	(7)	244,828	—	—
	—		21,043	—	14.05	4/15/2023	23,381	(8)	366,146	—	—

Richard G. Rodick	—		18,737	—	14.05	4/15/2023	5,455	(10)	85,425	—	—
							20,819	(8)	326,026	—	—

(1)	Options generally vest in three equal annual installments over a three year period (1/3 on each anniversary of the grant date). In the case of the options granted to Mr. Feitzinger on June 29, 2010, such options vested on January 31, 2011.

(2)	The option expiration date for each option grant is the 10-year anniversary of the grant date.

(3)	Based on the closing price of the Company’s Ordinary Shares of $15.66 on January 31, 2014. As of April 30, 2014, the closing price of the Company’s Ordinary Shares was $[ ].

(4)	Represents restricted share units that vest on a pro rata basis over a 5-year period (i.e., 20% of the award will vest on each anniversary of the grant date). The restricted share units were granted on April 14, 2009.

(5)	Represents restricted share units that vest on a pro rata basis over a 5-year period (i.e., 20% of the award will vest on each anniversary of the grant date). The restricted share units were granted on April 14, 2010, except in the case of Mr. Feitzinger, whose restricted share units were granted on December 13, 2010.

(6)	Represents restricted share units that vest on a pro rata basis over a 5-year period (i.e., 20% of the award will vest on each anniversary of the grant date). The restricted share units were granted on April 14, 2011.

(7)	Represents restricted share units that vest on a pro rata basis over a 5-year period (i.e., 20% of the award will vest on each anniversary of the grant date). The restricted share units were granted on April 14, 2012.

(8)	Represents restricted share units that vest on a pro rata basis over a 5-year period (i.e., 20% of the award will vest on each anniversary of the grant date). The restricted share units were granted on April 15, 2013

(9)	Represents stock options granted to Mr. Feitzinger under a consulting agreement entered into with him prior to the time Mr. Feitzinger became an employee of the Company.

(10)	Represents restricted share units granted to Mr. Rodick as a one-time sign-on award as required by the terms of his employment agreement. The restricted share units were granted on October 8, 2012, with 50% vesting on April 14, 2013 and 50% vesting on April 14, 2014.

Option Exercises and Stock Vested During Fiscal 2014

The following table provides information concerning the exercises of stock options and the vesting of restricted share units during fiscal 2014 on an aggregated basis for each of our Named Executive Officers.

	Option Awards				Stock Awards
Executive Officers	Number of Shares Acquired on Exercise		Value Realized on Exercise		Number of Shares Acquired on Vesting		Value Realized on Vesting(2)
Eric W. Kirchner	—		$—		84,295	(3)	$1,221,435
Lance E. D’Amico	—		—		20,560	(4)	297,914
Edward G Feitzinger	—		—		6,559	(5)	95,040
Gene T. Ochi	75,000	(1)	360,000	(1)	20,432	(6)	296,060
Richard G. Rodick	—		—		5,454	(7)	79,028

(1)	On June 27, 2013, Mr. Ochi exercised stock options to acquire 75,000 Ordinary Shares, with a strike price of $11.24. Based on the fair market value of the Company’s Ordinary Shares at the time of exercise ($16.04), the value realized was $360,000.

(2)	Calculated based on the closing price of the Company’s Ordinary Shares on April 12, 2013, which was $14.49.

(3)	Represents the vesting of 20% of the total number of restricted share units granted to Mr. Kirchner in April 2009, April 2010, April 2011 and April 2012. On April 13, 2013, Mr. Kirchner acquired 15,544 shares that vested under the April 2009 award, 24,504 shares that vested under the April 2010 award, 19,619 shares that vested under the April 2011 award and 24,628 shares that vested under the April 2012 award.

(4)	Represents the vesting of 20% of the total number of restricted share units granted to Mr. D’Amico in April 2008, April 2009, April 2010, April 2011 and April 2012. On April 13, 2013, Mr. D’Amico acquired 2,132 shares that vested under the April 2008 award, 6,218 shares that vested under the April 2009 award, 4,901 shares that vested under the April 2010 award, 3,273 shares that vested under the April 2011 award and 4,036 shares that vested under the April 2012 award.

(5)	Represents the vesting of 20% of the total number of restricted share units granted to Mr. Feitzinger in December 2010, April 2011 and April 2012. On April 13, 2013, Mr. Feitzinger acquired 947 shares that vested under the December 2010 award, 2,354 shares that vested under the April 2011 award and 3,258 shares that vested under the April 2012 award.

(6)	Represents the vesting of 20% of the total number of restricted share units granted to Mr. Ochi in April 2008, April 2009, April 2010 and April 2011 and April 2012. On April 13, 2013, Mr. Ochi acquired 2,132 shares that vested under the April 2008 award, 6,218 shares that vested under the April 2009 award, 4,901 shares that vested under the April 2010 award, 3,273 shares that vested under the April 2011 award and 3,908 shares that vested under the April 2012 award.

(7)	Represents the vesting of 50% of the total number of restricted share units granted to Mr. Rodick in October 2012. On April 13, 2013, Mr. Rodick acquired 5,454 shares that vested under the October 2012 award.

Pension Benefits

The Company does not provide pension benefits for its US-based senior executives, including the Named Executive Officers.

Non-Qualified Deferred Compensation

The Company does not maintain deferred compensation plans for its U.S. executives which are not qualified under U.S. tax laws.

Employment Agreements

Each of Messrs. Kirchner, D’Amico, Feitzinger, Ochi and Rodick has entered into an employment agreement with an indirect subsidiary of the Company. Pursuant to the terms of these employment agreements, the Company guaranteed the performance of all the obligations of the subsidiary under the agreements. The agreements have substantially similar terms, except that the annual compensation and responsibilities under the agreements for each executive are different. In addition to an annual base salary, each executive is entitled to receive an annual cash performance bonus and to participate in the Company’s equity-based incentive plans. The Company or the executive may terminate such agreements for any reason upon six months prior written notice. Under the agreements, the executives remain employees of the Company and continue to receive their salary and other amounts due to them during the six months covered by the notice period, and, thereafter they are entitled to six months severance from the effective date of termination in the event the Company terminates their employment without cause. As more fully described under the section entitled “Compensation of Executive Officers — Termination and Change of Control Payments” below, the executives are entitled to twenty-four months severance if they are terminated without “cause” or if they resign for “good reason” within one year following a Change in Control, plus a pro rata portion of their target bonus for such year.

Each of the agreements provides that the Company will pay to the executives a salary that is subject to increase but not decrease. Messrs. Kirchner, D’Amico, Feitzinger, Ochi and Rodick were paid during fiscal 2014 the respective salaries set forth beside their names in the table above entitled “Compensation of Executive Officers — Summary Compensation Table.” Under the agreements, the executives are each entitled to four weeks of vacation each year and to compensation for earned but unused vacation days determined in accordance with the Company’s vacation policy. During the term of their employment, the executives are entitled to reimbursement for reasonable out-of- pocket travel and other business expenses (excluding ordinary commuting expenses) and to participate in applicable medical, dental, disability and life insurance plans, 401(k) plans and other employee welfare and benefit plans or programs made available to the Company’s U.S.-based employees generally. The agreements also contain nondisclosure and non-solicitation provisions.

In March 2014 we entered into a letter agreement with Mr. Ochi, which we refer to as the March 2014 Ochi Agreement, which provides that, subject to the terms and conditions set forth therein, during fiscal 2015 he will receive a base salary of $320,000, a target bonus equal to 50% of his base salary and an equity-based incentive award comprised solely of restricted share units with a value equal to 85% of his base salary. Subject to its terms, the March 2014 Ochi Agreement contemplates that Mr. Ochi will retire from the Company on February 1, 2015 and thereafter enter into a two-year consulting agreement during which time he will work an average of 20 hours per week for a monthly fee of $12,292. In addition, during the consulting period, all stock options, restricted share units and other equity-based compensation held by Mr. Ochi on the date of the termination of his employment will continue to vest in accordance with their terms until the expiration of the consulting period, subject to certain exceptions. In connection with the consulting agreement, Mr. Ochi will also agree to certain non-competition and non-solicitation provisions.

Termination and Change of Control Payments

Set forth below is each element of compensation that would be paid to each Named Executive Officer under various post-employment and change-of-control scenarios assuming the triggering event had actually occurred on

January 31, 2014. Each of the elements of compensation described below is required under (1) the terms of the Named Executive Officer’s employment agreement, (2) the terms of the relevant long-term incentive plan (including the award agreements thereunder) or (3) the terms of the Company’s standard benefit plans.

In addition to the amounts outlined below, in connection with any termination of employment, each Named Executive Officer would be entitled to receive the following: (i) all amounts due during the six-month advance notice period provided for in his employment agreement during which period the executive remains an employee of the Company, (ii) all vested amounts paid by the Company under its 401(k) plan or any similar plans, (iii) all amounts earned through the date of termination but not yet paid (bonuses, business expenses, accrued vacation, etc.) and (iv) the value of all vested equity awards, whether in the form of restricted share units or stock options. We have not included these elements of compensation below nor have we valued these elements because they are either payments for services which may be rendered (in the case of notice periods) or they are not “triggered” by any termination of employment or change in control. Additional information regarding the equity-based incentive awards held by the Named Executive Officers can be found in the table above entitled “Outstanding Equity Awards at Fiscal 2014 Year-End.” No employment agreement with any Named Executive Officer includes the continuation of any medical, dental or other similar benefits following their termination of employment and any agreement to provide such benefits would be at the discretion of the Compensation Committee on a case-by-case basis.

Voluntary Termination by Employee

•	None

Involuntary Termination without Cause (“Scenario 1” in the Table below)

•	For Mr. Kirchner, 6 months severance (conditioned on the signing of a standard waiver and release), plus a pro rata portion of his bonus for such year.

•	For Messrs. D’Amico, Feitzinger, Ochi and Rodick, 6 months severance (conditioned on the signing of a standard waiver and release).

•	With respect to any unvested restricted share units granted to any Named Executive Officer prior to February 1, 2012, those awards would vest in an amount equal to the lesser of (a) the total number of shares subject to the award and (b) 20% of the total number of shares subject to the award.

•	With respect to (i) any unvested restricted share units granted to any Named Executive Officer on or after February 1, 2012 and (ii) any unvested stock options granted to any Named Executive Officer, such awards would not vest.

Involuntary Termination with Cause

•	None

Termination resulting from Disability (“Scenario 2” in the Table below)

•	For each Named Executive Officer, all benefits provided under the Company’s standard long-term disability policy applicable to U.S.-based corporate employees (which would equal 50% of base salary per month up to a maximum of $10,000 per month until the employee reaches the age of 65).

•	With respect to any unvested restricted share units granted to any Named Executive Officer on or after February 1, 2008 and prior to February 1, 2012, those awards would vest in an amount equal to the lesser of (a) the total number of shares subject to the award and (b) 20% of the total number of shares subject to the award.

•	With respect to (i) any unvested restricted share units granted to any Named Executive Officer on or after February 1, 2012 and (ii) any unvested stock options granted to any Named Executive Officer, such awards would fully vest on the date of disability.

Termination resulting from Death (“Scenario 3” in the Table below)

•	For each Named Executive Officer, all benefits provided under the Company’s standard life insurance policy applicable to U.S.-based corporate employees (which would equal one times the employee’s then base salary, with a maximum of $250,000).

•	With respect to any unvested restricted share units granted to any Named Executive Officer on or after February 1, 2008 and prior to February 1, 2012, those awards would vest in an amount equal to the lesser of (a) the total number of shares subject to the award and (b) 20% of the total number of shares subject to the award.

•	With respect to (i) any unvested restricted share units granted to any Named Executive Officer on or after February 1, 2012 and (ii) any unvested stock options granted to any Named Executive Officer, such awards would fully vest on the date of death.

Termination during the first 12 months following a Change in Control (including the termination by employee for “Good Reason” (as defined in such employee’s employment agreement)) (“Scenario 4” in the Table below)

•	24 months severance, payable in 24 monthly installments (conditioned on the signing of a standard release and waiver)

•	With respect to any unvested restricted share units granted to any Named Executive Officer, those awards would fully vest on the date of termination.

•	With respect to any unvested stock options granted to any Named Executive Officer, those options would fully vest on the date of termination.

Definitions of “Change of Control” and “Good Reason”

Change of Control.    The 2009 LTIP and each of the executives’ employment agreements contain a substantially similar definition of “Change of Control,” which occurs if:

•	There is a sale, transfer or disposition of all or substantially all of the assets and property of the Company;

•	Any “person” is or becomes the “beneficial owner,” directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the combined voting power of the Company’s then-outstanding securities (excluding acquisitions of securities directly from the Company or by employee benefit plans sponsored or maintained by the Company or its controlled entities);

•	During any period of two (2) consecutive years during the term of the employment agreement, individuals who at the beginning of such period constitute the Board of Directors of the Company cease to constitute at least a majority thereof, unless the election of each director who is not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period; or

•	The Company is dissolved or liquidated, or a merger, reorganization or consolidation of the Company occurs in which the former holders of the Company’s securities own less than 50% of the combined voting power of the surviving entity.

Good Reason.    Under their respective employment agreements, each of Messrs. Kirchner, D’Amico, Feitzinger, Ochi and Rodick has “Good Reason” to resign following a Change of Control if (i) the Company relocates him to a location that is outside a radius of two hundred fifty miles from the location where he was based just prior to the Change of Control (50 miles in the case of Messrs. Kirchner, D’Amico and Rodick), or (ii) the Company reduces his duties and responsibilities resulting in a material adverse reduction in his duties, authority or responsibilities and fails to cure the breach after written notice and a cure period. In addition, in the case of Messrs. Kirchner and D’Amico, they have “Good Reason” to resign following a Change of Control if the Company no longer has securities registered under the Securities Exchange Act of 1934, as amended.

The following table quantifies the amounts payable to each Named Executive Officer under the scenarios described above. For the purposes of determining the value of any equity-based compensation, we have assumed that the relevant triggering event took place on January 31, 2014, the last day of fiscal 2014, and that the Company’s stock is valued at $15.66, the closing price on such date. As of April 30, 2014, the closing price of the Company’s stock was $[            ]. We have not included any equity-based compensation issued after January 31, 2014, which is described in the section above entitled “Compensation of Executive Officers — Compensation Discussion & Analysis — Compensation Awarded to our Named Executive Officers in Fiscal 2014 and Fiscal 2015.”

Executive Officers	Cash Payment(1)	Value of Accelerated Equity Awards	Other Benefits		Total Benefits
Eric Kirchner
• Scenario 1 (termination without cause)	$460,000	$934,370	$—		$1,394,370
• Scenario 2 (disability)	—	4,997,769	1,200,000	(2)	6,197,769
• Scenario 3 (death)	—	4,997,769	250,000	(3)	5,247,769
• Scenario 4 (termination following change of control)	1,840,000	5,995,969	—		7,835,969

Lance E. D’Amico
• Scenario 1 (termination without cause)	188,500	225,379	—		413,879
• Scenario 2 (disability)	—	879,759	2,400,000	(2)	3,279,759
• Scenario 3 (death)	—	879,759	250,000	(3)	1,129,759
• Scenario 4 (termination following change of control)	754,000	1,059,050	—		1,813,050

Edward Feitzinger
• Scenario 1 (termination without cause)	212,500	51,678	—		264,178
• Scenario 2 (disability)	—	721,598	2,180,000	(2)	2,901,598
• Scenario 3 (death)	—	721,598	250,000	(3)	971,598
• Scenario 4 (termination following change of control)	850,000	810,171	—		1,660,171

Gene Ochi
• Scenario 1 (termination without cause)	182,500	225,379	—		407,879
• Scenario 2 (disability)	—	870,217	70,000	(2)	940,217
• Scenario 3 (death)	—	870,217	250,000	(3)	1,120,217
• Scenario 4 (termination following change of control)	730,000	1,049,477	—		1,779,477

Richard Rodick
• Scenario 1 (termination without cause)	195,000	85,425	—		280,425
• Scenario 2 (disability)	—	441,617	1,210,000	(2)	1,651,617
• Scenario 3 (death)	—	441,617	250,000	(3)	691,617
• Scenario 4 (termination following change of control)	780,000	441,617	—		1,221,617

(1)	Excluded from the amounts listed in this column are amounts which may be earned by the executives while they remain employees during the six-month advance notice period required by their employment agreements.

(2)	Represents the total value payable to such executive under the Company’s standard long-term disability policy applicable to U.S.-based corporate employees. This payout assumes that such executive is paid $10,000 per month for the period of time from his age as of January 31, 2014 until he reaches the age of 65.

(3)	Represents the total value payable to such executive under the Company’s standard life insurance policy applicable to U.S.-based corporate employees, which equals one times the executive’s then base salary, with a maximum of $250,000.

Compensation Committee Interlocks and Insider Participation

The Compensation Committee of the Company’s Board of Directors currently consists of Messrs. Rosenzweig, who chairs the committee, Belchers, Paulson and Slager. None of these individuals was an officer or employee of the Company or any of its subsidiaries at any time during fiscal 2014, none has ever served as an officer of the Company or any of its subsidiaries and none has had any relationship requiring disclosure by the Company under Item 404 of Regulation S-K of the Securities Exchange Act. No executive officer of the Company served during fiscal 2014 as a member of a compensation committee or director of another entity, one of whose executive officers serves on the Compensation Committee or as a director of the Company. Our Compensation Committee is responsible for making determinations regarding base salaries, incentive bonuses, equity-based compensation awards and other compensation for the Company’s senior executives, with the exception that the full Board retains responsibility for approving the compensation of our Chief Executive Officer.

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

Relationship of the Company with Independent Registered Public Accountants

Deloitte & Touche LLP (“Deloitte”) served as the Company’s independent registered public accountants in fiscal 2014. Fees for professional services provided by Deloitte, the member firms of Deloitte Touche Tohmatsu and their respective affiliates in fiscal years 2014 and 2013 were as follows:

	FY2014	FY2013
Audit Fees(1)	$6,857,294	$7,574,000
Audit-Related Fees(2)	393,000	684,000
Tax Fees(3)	2,177,000	1,802,000
All Other Fees(4)	1,000	7,000

Total	$9,428,000	$10,067,000

(1)	Audit fees principally reflect fees associated with the audit of the Company’s consolidated annual financial statements and review of the Company’s consolidated interim financial statements included in the Company’s filings and submissions to the SEC, in addition to the audits of subsidiaries financial statements required for statutory purposes. Audit fees include the audit of the effectiveness of the Company’s internal control over financial reporting as required by Section 404 of the Sarbanes-Oxley Act of 2002 (“Sarbanes-Oxley 404”).

(2)	For fiscal 2014, audit-related fees include $350,000 for IFRS implementation advisory and statutory reporting advisory services and $43,000 for other accounting and compliance procedures and consultations. For fiscal 2013, audit-related fees include $674,000 for IFRS implementation advisory and statutory reporting advisory services and $10,000 for other accounting and compliance procedures and consultations.

(3)	For fiscal year 2014, tax fees include $1,610,000 for tax compliance services and $567,000 for tax advice and tax planning services. For fiscal year 2013, tax fees include $975,000 for tax compliance services and $827,000 for tax advice and tax planning services.

(4)	Includes fees for compliance and risk consulting services.

The Audit Committee pre-approved all services described above for fiscal 2014, including non-audit services, and has determined that these fees and services are compatible with maintaining the independence of Deloitte. The Audit Committee requires that the services provided by Deloitte be pre-approved by the Audit Committee.

Report of the Audit Committee

The Audit Committee has the sole authority and responsibility to select, determine the compensation of, evaluate and, when appropriate, replace the Company’s independent registered public accountants. The Audit Committee has selected Deloitte as the Company’s registered public accountants for the fiscal year ending January 31, 2015, and has recommended to the Board of Directors that such selection be submitted to the Company’s shareholders for ratification.

The Company’s management is responsible for the financial reporting process, including the system of internal controls, for the preparation of consolidated financial statements in accordance with generally accepted accounting principles and for the report on the Company’s internal control over financial reporting. Deloitte is responsible for performing an audit of those financial statements and internal control over financial reporting and issuing reports thereon. The Audit Committee’s responsibility is to oversee and review the financial reporting process and to review and discuss management’s report on the Company’s internal control over financial reporting. The members of the Audit Committee are not, however, professionally engaged in the practice of accounting or auditing and do not provide any expert or other special assurance as to such financial statements concerning compliance with laws, regulations or generally accepted accounting principles or as to auditor independence. We rely, without independent verification, on the information provided to us and on the representations made by management and Deloitte.

In this context, the Audit Committee has met and held discussions with the Company’s management, the Company’s internal auditors and Deloitte with respect to our audited consolidated financial statements for fiscal 2014 and related matters. Management represented to the Audit Committee that the Company’s consolidated financial statements were prepared in accordance with generally accepted accounting principles. We met with the internal auditors and Deloitte, with and without management present, to discuss the results of their examinations and their evaluations of the Company’s internal controls and the overall quality of the Company’s financial reporting.

The Audit Committee has discussed with Deloitte matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended or supplemented, and as adopted by the Public Company Accounting Oversight Board. In addition, Deloitte provided to the Audit Committee the written disclosures and the letter required by Public Company Accounting Oversight Board Rule 3526, Communications with Audit Committees Concerning Independence, and represented that it is independent from the Company. We discussed with Deloitte its views as to Deloitte’s independence from the Company and the Company’s management. When considering Deloitte’s independence, we considered whether the provision of non-audit services was compatible with maintaining Deloitte’s independence.

Based on our review and these meetings, discussions and reports, and subject to the limitations on our role and responsibilities referred to above, we recommended to the Board that the Company’s audited consolidated financial statements for the fiscal year ended January 31, 2014 be included in the Company’s Annual Report on Form 10-K for the fiscal year ended January 31, 2014.

Submitted by the Audit Committee:

Leon J. Level, Chairman

Brian D. Belchers

C. John Langley, Jr.

Allan M. Rosenzweig

The above report shall not be deemed to be incorporated by reference into any filing under the Securities Act or the Exchange Act, except to the extent that the Company specifically incorporates it by reference.

ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION

(PROPOSAL 2)

As described in the Compensation Discussion and Analysis section of this proxy statement (“CD&A”), the Compensation Committee’s goal in setting executive compensation is to provide a compensation program for our senior executives that is designed to attract, retain, incentivize and reward talented executives who contribute to our Company’s growth and success and thereby build value for our shareholders over the long term. Consistent with this philosophy, a significant portion of the total compensation opportunity for each of our senior executives is performance-based and dependent upon the Company’s achievement of specified financial goals. As indicated previously in this proxy statement, no bonuses were paid for fiscal 2014 to our senior executives, including our Named Executive Officers, since the Company failed to achieve for fiscal 2014 the minimum net income level required for payouts under our cash bonus plan.

Shareholders are urged to read the CD&A, which discusses how our compensation policies and procedures implement our compensation philosophy, as well as the Summary Compensation Table and other related compensation tables and narrative disclosure, which describe the compensation of our five most highly-compensated executive officers in fiscal 2014. The Compensation Committee and the Board of Directors believe that the policies and procedures articulated in the CD&A are effective in implementing our compensation philosophy and in achieving its goals and that the compensation of our Named Executive Officers in fiscal 2014 reflects and supports these compensation policies and procedures.

Pursuant to SEC rules, we must conduct an advisory vote on the compensation of our executive officers at least once every three years. At our 2011 annual meeting, our shareholders voted to conduct an advisory vote on executive compensation every year. While this vote was non-binding, the Board of Directors considered this advisory vote and determined that it currently intends to seek an advisory vote on compensation annually. Accordingly, at the Annual Meeting, shareholders will be asked to approve the following advisory resolution:

RESOLVED, that the shareholders of UTi Worldwide Inc. (the “Company”) approve, on an advisory basis, the compensation paid to the Company’s Named Executive Officers as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis and the compensation tables and narrative discussion following the Compensation Discussion and Analysis.

This vote, commonly referred to as a “say-on-pay” vote, is an advisory vote and therefore is non-binding on the Company, the Board and the Compensation Committee. Although non-binding, the Board and the Compensation Committee will review the voting results and take them into consideration when making future decisions regarding our executive compensation programs.

The Board of Directors recommends a vote “for” the resolution set forth in Proposal 2 above, and unless otherwise directed in the accompanying proxy, the persons named therein will vote “FOR” this resolution.

RATIFICATION OF APPOINTMENT OF

INDEPENDENT REGISTERED PUBLIC ACCOUNTANTS

(PROPOSAL 3)

The Audit Committee has selected Deloitte to act as independent registered public accountants for the fiscal year ending January 31, 2015. The Board is submitting the appointment of independent registered public accountants to the shareholders for ratification at the Annual Meeting. Deloitte has served as independent registered public accountants for the Company since 1993. Deloitte has advised the Company that it has no direct or indirect financial interest in the Company. Representatives of Deloitte are expected to be present at the Annual Meeting, will have the opportunity to make a statement if they desire to do so, and are expected to be available to respond to appropriate questions.

Shareholder ratification of the appointment of Deloitte as the Company’s independent registered public accountants is not required by the Company’s charter documents or otherwise. However, the Board of Directors is submitting the selection of Deloitte to the shareholders for ratification as a matter of good corporate practice. If the shareholders fail to ratify the selection, the Audit Committee will review its future selection of an independent registered public accounting firm in light of that vote result. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of different independent registered public accountants at any time during the year if it determines that such a change would be in the best interests of the Company and its shareholders.

Ratification of the appointment of Deloitte as the Company’s independent registered public accountants requires the affirmative vote of a majority of the votes present in person or by proxy at the Annual Meeting and voting on the proposal.

The Board of Directors recommends a vote “for” the ratification of the appointment of Deloitte & Touche LLP as the independent registered public accountants of the Company for the fiscal year ending January 31, 2015, and unless otherwise directed in the accompanying proxy, the persons named therein will vote for such ratification.

APPROVAL OF THE FLEXIBLE SETTLEMENT FEATURE IN CONNECTION WITH THE POTENTIAL CONVERSION OF THE COMPANY’S 4.50% CONVERTIBLE SENIOR NOTES DUE 2019

(PROPOSAL 4)

Background

On March 4, 2014, we issued $400.0 million of our 4.50% Convertible Senior Notes due 2019 (the “2019 Notes”) and entered into an indenture (the “Indenture”) with Wells Fargo Bank, National Association, as trustee, in connection therewith. The Indenture governs the 2019 Notes and contains terms and conditions customary for transactions of this type. The 2019 Notes represent senior, unsecured obligations of the Company and rank senior in right of payment to any of our debt that is expressly subordinated in right of payment to the 2019 Notes and rank equally in right of payment with our other senior unsecured debt. The 2019 Notes bear interest at an annual rate of 4.50% payable in cash semiannually in arrears on March 1 and September 1 of each year, beginning on September 1, 2014. The 2019 Notes mature on March 1, 2019, unless earlier converted, redeemed or repurchased in accordance with their terms prior to such date.

Pursuant to the terms of the Indenture, the 2019 Notes will be convertible into Ordinary Shares upon the occurrence of any of the following events:

•	prior to the close of business on the business day immediately preceding September 1, 2018:

¡	by a holder’s surrender for conversion of all or a portion of its 2019 Notes during any fiscal quarter commencing after the fiscal quarter ended April 30, 2014 if the last reported sale price of the Ordinary Shares for at least 20 trading days during the period of 30 consecutive trading days ending on the last trading day of the immediately preceding fiscal quarter is greater than or equal to 130% of the conversion price on each applicable trading day;

¡	by a holder’s surrender for conversion of its 2019 Notes during the five business day period after any five consecutive trading day period in which the “trading price” per $1,000 principal amount of the 2019 Notes for each trading day during such period was less than 98% of the product of the last reported sale price of the Ordinary Shares and the conversion rate on such trading day;

¡	if we call the 2019 Notes for tax redemption, by a holder’s surrender for conversion of all or any portion of its 2019 Notes at any time prior to the close of business on the business day prior to the tax redemption date; or

¡	by a holder’s surrender for conversion of its 2019 Notes upon certain specified corporate events as set forth in the Indenture; and

•	on or after September 1, 2018, by a holder’s surrender for conversion of any of its 2019 Notes at any time prior to the close of the business day immediately preceding the maturity date of the 2019 Notes.

The initial conversion rate for the 2019 Notes is 68.9703 Ordinary Shares per $1,000 principal amount of 2019 Notes, which is equal to an initial conversion price of approximately $14.50 per Ordinary Share. The conversion rate is subject to adjustment upon the occurrence of certain events, such as certain distributions, dividends or stock splits. In addition, the Company may be obligated to increase the conversion rate for any conversion that occurs in connection with certain fundamental changes of the Company or if the Company calls the 2019 Notes for tax redemption as provided for in the Indenture. Further, if we undergo certain types of fundamental changes prior to the maturity date of the 2019 Notes, each 2019 Note holder has the option to require us to repurchase all or any of such holder’s 2019 Notes for cash. The fundamental change repurchase price will be 100% of the principal amount of the 2019 Notes to be repurchased, plus accrued and unpaid interest if any, to, but excluding, the fundamental change repurchase date all as provided for in the Indenture.

Under the terms of the Indenture, as the 2019 Notes were issued the conversion of the 2019 Notes may only be settled in Ordinary Shares. However, if we first obtain shareholder approval in accordance with NASDAQ requirements, under the terms of the 2019 Notes we will have the option to settle conversions of the 2019 Notes by paying cash, issuing Ordinary Shares, or by a combination of paying cash and issuing Ordinary Shares (and cash in lieu of fractional shares) pursuant to the Indenture, at our election (this option is referred to as “Flexible Settlement”). As a NASDAQ–listed company, the Flexible Settlement feature is available to us only if we obtain the requisite shareholder approval required by NASDAQ Listing Rule 5635(d)(2). This rule requires that we obtain shareholder approval prior to implementing the Flexible Settlement feature in connection with the conversion of a principal amount of the 2019 Notes that could result in the issuance of an aggregate amount of Ordinary Shares, issued pursuant to the Flexible Settlement feature, equal to 20% or more of the Ordinary Shares outstanding on the date the offering of the 2019 Notes was priced. For purposes of determining the number of shares which may be issued upon a potential conversion, NASDAQ looks to the maximum potential issuance of shares and views convertible debt that may be converted into cash and shares as being convertible at a conversion price below the book or market value of the shares outstanding at the time of issuance.

Accordingly, until the requisite shareholder approval is received, the 2019 Notes are convertible only into our Ordinary Shares (at a conversion price reflecting a premium to the market price of our Ordinary Shares on the date the 2019 Notes were priced) in accordance with the terms of the Indenture. In order to permit the Flexible Settlement feature of the 2019 Notes, the Company is asking shareholders to approve this Proposal 4.

The description above is a summary containing basic information about the 2019 Notes and is not a complete description of the 2019 Notes. Shareholders should read the Indenture, included as Exhibit 4.1 to the Current Report on Form 8-K filed by the Company on March 4, 2014, for a more detailed account of the terms and conditions of the 2019 Notes.

Accounting Effect on Reported Financial Results

Based on the current terms of the 2019 Notes, which require the Company to settle any conversion solely through the issuance of additional Ordinary Shares, we are required to include in our calculation of earnings per share the total number of Ordinary Shares into which our 2019 Notes are convertible on an if-converted basis. If the shareholders approve this Proposal 4, the Company would be entitled to use the Flexible Settlement, and elect at its option, to settle conversions of the 2019 Notes in cash, by issuing Ordinary Shares, or any combination thereof.

Approval of this Flexible Settlement feature may impact our diluted earnings per share calculation by allowing us to include the 2019 Notes in our earnings per share calculation using the treasury stock method. Under the treasury stock method, only the incremental shares issuable upon conversion of the 2019 Notes would be included in the calculation of diluted earnings per share. The treasury stock method may result in higher or lower diluted earnings per Ordinary Share, compared to computations using the current if-converted basis, depending upon our earnings levels and stock prices. To utilize the treasury stock method, the Company must maintain a substantive stated policy that provides a reasonable basis to believe that a stated, predetermined value of the indebtedness would be settled partially or wholly in cash. For example, a cash settlement policy would be considered to be substantive if the Company had the positive intent and ability, considering current and projected liquidity, to cash settle the face value and interest components of the Senior Notes upon conversion and had made disclosures of its intent to cash settle the face value and interest components thereof upon conversion. To date, the Company has not determined whether or not it will settle conversions of the 2019 Notes in cash, assuming the shareholders approve Proposal 4.

Reason for Shareholder Approval

The terms of the 2019 Notes contemplate, but do not require, the Company to seek shareholder approval to permit the Flexible Settlement feature, and the Company will not incur any penalties under the 2019 Notes if the shareholders do not approve Proposal 4.

The Board believes approval of Proposal 4 will benefit the Company’s shareholders by providing the Company with flexibility in connection with how it settles conversions of the 2019 Notes and the ability to take actions that would otherwise be limited by the NASDAQ approval requirement. Our Board believes that this flexibility will allow the Company to use the settlement method that is in the best interests of the Company and its shareholders at the time of a conversion of the 2019 Notes, issuing Ordinary Shares if appropriate or instead using cash to reduce dilution of existing shareholders.

The approval of the 2019 notes flexible settlement feature requires the affirmative vote of a majority of the votes cast on the proposal at the Annual Meeting in person or by proxy.

The Board of Directors recommends a vote “for” the approval of the flexible settlement feature in connection with the potential conversion of the Company’s 4.50% Convertible Senior Notes due 2019 described in this Proposal 4, and unless otherwise directed in the accompanying proxy, the persons named therein will vote “FOR” this proposal.

TRANSACTIONS WITH MANAGEMENT AND OTHERS

The Board is committed to upholding the highest legal and ethical conduct in fulfilling its responsibilities and recognizes that related party transactions can present a heightened risk of potential conflicts of interests. Therefore, our Audit Committee charter requires that our Audit Committee review and pre-approve all related party transactions (as that term is defined in the SEC regulations). Since February 1, 2013, with the exception of the matters referenced below, we have not been a party to, and we have no plans to be a party to, any transaction or series of similar transactions in which the amount involved exceeded or will exceed $120,000 and in which any director, executive officer, holder of more than five percent of our Ordinary Shares, or any member of the immediate family of any of the foregoing, had or will have a direct or indirect material interest.

In March 2014 we completed a private offering of our Convertible Preference Shares to an affiliate of P2 Capital in the aggregate principal amount of $175.0 million. Josh Paulson, a member of our Board, is a partner at P2 Capital. The 175,000 Convertible Preference Shares rank senior to our ordinary shares with respect to dividend rights and rights upon our liquidation, winding-up and dissolution. We expect that dividends on the Convertible Preference Shares will be paid in-kind quarterly starting on June 1, 2014 until March 1, 2017. The dividend rate of the Convertible Preference Shares is 7.00%, except that if we pay cash dividends on the

Convertible Preference Shares as provided for by the terms thereof, the dividend rate is 8.00%. The Convertible Preference Shares are convertible at the holder’s option into our Ordinary Shares (or a combination of Ordinary Shares and cash in certain circumstances) at any time after September 1, 2014 (or earlier upon liquidation of the Company) based on an initial conversion price of $13.8671, subject to certain adjustments. We may, at our option, cause a mandatory conversion of the Convertible Preference Shares if our Ordinary Shares equal or exceed a certain closing price threshold over a specified trading period at any time following March 1, 2017. In addition, if certain specified fundamental changes occur prior to March 1, 2017, the holders of the Convertible Preference Shares will have the right to convert their Convertible Preferred Shares and be entitled to a fundamental change dividend make-whole amount. Until March 1, 2017, the holders of the Convertible Preference Shares will have pre-emptive rights with respect to certain of the Company’s equity securities for so long as they own a number of Convertible Preference Shares convertible into at least 6,309,896 ordinary shares (subject to certain adjustments). Holders of the Convertible Preference Shares may vote on all matters submitted to holders of our Ordinary Shares on an as-converted basis. The holders of the Convertible Preference Shares are also entitled to vote as a single class on a supermajority basis on certain specified matters affecting the rights of such holders, including the issuance of other preferred shares ranking on parity with or senior to the Convertible Preference Shares. Based on the initial conversion price, 12,619,797 Ordinary Shares could have been issued had the Convertible Preference Shares been convertible on the Record Date and converted in full on such date. Based on the initial conversion price and the assumption that all dividends are paid in kind, it is expected that 15,534,575 ordinary shares will be issued if the Convertible Preference Shares remain outstanding through March 1, 2017 and are then converted in full.

In connection with the closing of the Convertible Preference Share offering, we and P2 Capital amended and restated our prior letter agreement (the “Amended Letter Agreement”) and amended and restated our prior registration rights agreement (the “Amended Registration Rights Agreement”). Pursuant to the Amended Letter Agreement, as long as P2 Capital and its affiliates beneficially collectively own at least 5.0% of our then-outstanding Ordinary Shares, on an as-converted, fully-diluted basis, then P2 Capital has the right to designate one individual for nomination for election or reelection to our Board and Mr. Paulson is currently P2 Capital’s director representative. Subject to the terms of the Amended Letter Agreement, P2 Capital’s nominee is to serve on our Compensation Committee, Nominations and Corporate Governance Committee and, upon request of such person, any newly formed committees of our Board. We also agreed to maintain directors’ insurance for the P2 Capital nominee and to indemnify such individual. As described above in the section entitled “Information about the Board of Directors and Committees of the Board — Compensation of Directors,” all compensation otherwise payable to Mr. Paulson as a director shall instead be paid to P2 Capital. In this regard, the Company agreed that in lieu of Mr. Paulson receiving any awards under the Directors Incentive Plan, P2 Capital will instead receive a cash payment.

The Amended Letter Agreement provides that if P2 Capital or any of its affiliates effects a transaction or series of transactions that results in it and its affiliates collectively beneficially owning less than 5.0% of our then outstanding Ordinary Shares, P2 Capital will no longer have any rights to designate any directors and that it will cause its director representative then in office to offer to resign from the Board. So long as P2 Capital and its affiliates collectively beneficially own at least 5.0% of our outstanding Ordinary Shares (on an as-converted, fully diluted basis), P2 Capital and its affiliates agreed to vote all of the securities that they are entitled to vote at any meeting of our shareholders (any such meeting, a “Shareholders Meeting”) in favor of the election of each of the Board’s nominees at any Shareholders Meeting and against any competing nominees and in accordance with the recommendation of the Board on any shareholder proposal. In this regard, our Memorandum of Association provides that to the extent the voting securities held by P2 Capital and its affiliates exceeds 19.99% of the total voting power of all voting securities outstanding, then the excess above 19.99% shall be voted in a manner identical to the manner in which the holders of our equity securities other than P2 Capital and its affiliates vote their voting securities. P2 Capital also agreed to give us an irrevocable proxy in order to effectuate this agreement and agreed not to solicit, persuade, encourage or otherwise advise, influence or convince any other shareholder not to vote in favor of the election of any of the Board’s nominees or not to vote in favor of such Board recommendation at any Shareholders Meeting.

The Amended Letter Agreement further provides that, so long as P2 Capital and its affiliates collectively beneficially own at any time at least 5.0% of our then-outstanding Ordinary Shares, on an as-converted, fully-diluted basis, neither P2 Capital nor any of its affiliates will, without the prior approval of the Board, directly or indirectly: (i) purchase, offer to purchase, or agree to purchase or otherwise require beneficial ownership of any Ordinary Shares, or any securities or instruments convertible or exchangeable into Ordinary Shares except as acquired pursuant to a conversion of the Convertible Preference Shares or as pay-in-kind dividends on the Convertible Preference Shares or other of our securities; (ii) sell, distribute, dispose of the economic rights or benefits of, or otherwise transfer for value, Ordinary Shares to any person, except in certain limited circumstances as provided in the Amended Letter Agreement; (iii) sell, distribute, dispose of the economic rights or benefits of, or otherwise transfer for value any Convertible Preference Shares it beneficially owns (excluding conversions of the Convertible Preference Shares), except in limited circumstances as provided in the Amended Letter Agreement; (iv) make, or in any way participate in, any solicitation of proxies to vote, or seek or advise or influence any person with respect to the voting of, any of our voting securities or any of our subsidiaries, or seek or propose to influence, advise, change or control our management, board of directors, policies, affairs or strategy by way of any public communication or other communication to holders of our securities intended for such purpose, except, in each case, with respect to any shareholder proposal recommended by the Board; (v) make a proposal for, or offer to (with or without conditions) any acquisition of or extraordinary transaction involving us or any of our subsidiaries or any of their respective securities or assets; (vi) effect or seek to effect, offer or propose to effect, or cause to participate in, or in any way assist or facilitate any other person to effect or seek, offer or propose to effect or participate in a merger, consolidation, division, acquisition or exchange of substantially all assets or equity, change of control transaction, recapitalization, restructuring, liquidation or other similar transaction involving us or any of our subsidiaries.

Pursuant to the Amended Registration Rights Agreement, we agreed, subject to customary limitations and customary terms, that P2 Capital and certain of its affiliates (“Holders”) will have the right to require the Company, among other things, to register for resale registrable securities held by the Holders under the Securities Act, by means of a shelf registration statement. Upon written request by the Holders, we shall use our commercially reasonable efforts to, as soon as practicable, file with the Securities and Exchange Commission and cause to make available an effective shelf registration statement relating to the offer and sale of registrable securities by the Holders in accordance with the methods of distribution set forth in such shelf registration statement. We further agreed in the Amended Registration Rights Agreement that if we propose to register the offer and sale of any of our equity securities under the Securities Act of 1933, as amended, either for our own account or for the account of any of our shareholders (other than for the Holders pursuant to the terms of the Amended Registration Rights Agreement and certain other exceptions as provided in the Amended Registration Rights Agreement) (each a “Piggyback Registration”), we will give notice of such Piggyback Registration in accordance with the terms of the Amended Registration Rights Agreement, and we will be obligated to use commercially reasonable efforts to include in each Piggyback Registration such registrable securities as are requested by the Holders.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who beneficially own more than ten percent of a registered class of our equity securities to file with the SEC initial reports of ownership and reports of changes in ownership of common stock and other equity securities. Officers, directors and greater-than-ten-percent shareholders are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on our review of the copies of such forms received by the Company and written representations received from the Company’s directors and officers, the Company believes that all reports required to be filed under Section 16(a) were filed on a timely basis for the fiscal year ended January 31, 2014.

SUBMISSION OF SHAREHOLDER PROPOSALS

AND DIRECTOR NOMINATIONS FOR THE 2015 ANNUAL MEETING

Nominations for Directors for the 2015 Annual Meeting

No person will be eligible for election as a director unless nominated in accordance with the provisions of the Nomination Procedures. Nominations of persons for election to the Board of Directors shall be made only at a meeting of shareholders and only (a) by or at the direction of the Board of Directors or (b) by a shareholder entitled to vote for the election of directors who complies with the Nomination Procedures.

Nominations by shareholders must be made in writing to the Secretary of the Company and must comply with all of the applicable requirements contained in our Articles of Association. Under the Nomination Procedures currently in effect, to be considered timely, a shareholders’ notice must be delivered to or mailed and received by the secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the date on which the Company held its immediately preceding annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting of shareholders is called for a date that is more than 30 days before or more than 60 days after such one-year anniversary of the immediately preceding annual meeting of shareholders, notice from a shareholder will also be considered timely if it is so delivered or received no earlier than the close of business on the 120th day prior to such annual meeting of shareholders nor later than the later of 90 days prior to the date of such annual meeting of shareholders or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such meeting, the close of business on the tenth day following the day on which public disclosure is first made of the date of such annual meeting of shareholders. Therefore, in order to be timely for the 2015 annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than February 9, 2015 and not later than March 11, 2015, assuming the 2015 annual meeting is called for a date that is no earlier than 30 days prior to, and no later than 60 days following, June 9, 2015. If you would like a copy of the requirements for nominations by shareholders contained in our Articles of Association, please direct your request in writing to UTi Worldwide Inc., c/o UTi, Services, Inc., 100 Oceangate Boulevard, Suite 1500, Long Beach, CA 90802, USA, attention: Lance E. D’Amico.

Shareholder Proposals for the 2015 Annual Meeting

In order to include a proposal in our proxy materials relating to the 2015 annual meeting of shareholders, you must comply with the notice procedures set forth in Rule 14a-8 promulgated under the Exchange Act. However, in order for such a proposal to be properly brought before the 2015 annual meeting of shareholders, you must comply with the Proposal Procedures set forth in our Articles of Association. Rule 14a-8 and the Proposal Procedures contain different and independent requirements. Therefore, to qualify your proposal for inclusion in our 2015 proxy materials and submit your proposal for action at the 2015 annual meeting of shareholders, you must comply with each of the requirements set forth below.

Shareholder Proposals under Rule 14a-8

If you want us to consider including a proposal in the Company’s proxy materials relating to the 2015 annual meeting of shareholders, your written proposal must be received by the Company no later than [    ], 2015. If we change the date of the 2015 annual meeting of shareholders to a date more than 30 days from the one year anniversary of this Meeting, Rule 14a-8 under the Exchange Act provides that shareholder proposals must be received within a reasonable time before the Company begins to print and send its proxy materials for the 2015 annual meeting of shareholders. You should direct any such shareholder proposals to the attention of the Secretary of the Company at UTi Worldwide Inc., c/o UTi, Services, Inc., 100 Oceangate Boulevard, Suite 1500, Long Beach, CA 90802, USA.

Shareholder Proposals under the Proposal Procedures

In order to comply with the Proposal Procedures currently in effect, a shareholder must deliver a written notice regarding the proposal to the secretary of the Company at the Company’s principal executive offices and meet all of the applicable requirements contained in our Articles of Association.

Under the Proposal Procedures, to be considered timely in connection with an annual meeting of shareholders, a shareholder’s notice must be delivered to or mailed and received by the secretary of the Company at the principal executive offices of the Company not earlier than the close of business on the 120th day and not later than the close of business on the 90th day prior to the first anniversary date of the date on which the Company held its immediately preceding annual meeting of shareholders; provided, however, that in the event that the date of the annual meeting of shareholders is called for a date that is more than 30 days before or more than 60 days after such one-year anniversary of the immediately preceding annual meeting of shareholders, notice from a shareholder will also be considered timely if it is so delivered or received no earlier than the close of business on the 120th day prior to such annual meeting nor later than the later of 90 days prior to such annual meeting of shareholders or, if the first public disclosure of the date of such annual meeting is less than 100 days prior to the date of such meeting, the close of business on the tenth day following the day on which public disclosure is first made of the date of such annual meeting of shareholders. Therefore, in order to be timely for the 2015 annual meeting, a shareholder’s notice must be delivered to or mailed and received at our principal executive offices not earlier than February 9, 2015 and not later than March 11, 2015, assuming the 2015 annual meeting is called for a date that is no earlier than 30 days prior to, and no later than 60 days following, June 9, 2015. If you would like a copy of the requirements for shareholder proposals contained in our Articles of Association, please direct your request to UTi Worldwide Inc., c/o UTi, Services, Inc., 100 Oceangate Boulevard, Suite  1500, Long Beach, CA 90802, USA.

ANNUAL REPORT

You may obtain, without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended January 31, 2014, including the financial statements and the financial statement schedules required to be filed with the SEC pursuant to Rule 13a-1 of the Exchange Act. You may also obtain copies of exhibits to the Form 10-K, but we will charge a reasonable fee to shareholders requesting such exhibits. You should direct your request in writing to UTi Worldwide Inc., c/o UTi, Services, Inc., 100 Oceangate Boulevard, Suite 1500, Long Beach, CA 90802, USA, attention: Lance E. D’Amico, Secretary.

OTHER MATTERS

The Board of Directors does not intend to present any items of business other than those stated in the Notice of Annual Meeting of Shareholders. If other matters are properly brought before the Annual Meeting, the persons named in the accompanying proxy will vote the shares represented by it in accordance with their best judgment. Discretionary authority to vote on other matters is included in the proxy.

By Order of the Board of Directors,

Lance E. D’Amico

Secretary

Long Beach, California

May [    ], 2014

ADDITIONAL INFORMATION

If you have questions or need assistance voting, please contact:

105 Madison Avenue

New York, New York 10016

proxy@mackenziepartners.com

Call Collect: (212) 929-5500

or

Toll-Free (800) 322-2885

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:                ☒

KEEP THIS PORTION FOR YOUR RECORDS

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DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR
each of the following nominees:
1.	Election of Directors	For	Against	Abstain
-	Eric W. Kirchner	☐	☐	☐

-	Leon J. Level	☐	☐	☐

The Board of Directors recommends you vote FOR proposals 2, 3 and 4.		For	Against	Abstain	NOTE: In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.
2	To approve, on an advisory basis, the Company’s executive compensation.	☐	☐	☐

3	To ratify the appointment of Deloitte & Touche LLP as independent registered public accountants of the Company.	☐	☐	☐

4	To approve the flexible settlement feature in connection with the potential conversion of the Company’s 4.50% Convertible Senior Notes due 2019.	☐	☐	☐
For address change/comments, mark here.				☐
(see reverse for instructions)		Yes	No
Please indicate if you plan to attend this meeting		☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

02     0000000000

0000212607_1    R1.0.0.51160

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Annual Report is/are available at www.proxyvote.com.

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UTI WORLDWIDE INC. Annual Meeting of Shareholders June 9, 2014 - 9:00 AM This proxy is solicited by the Board of Directors

The undersigned shareholder of UTI Worldwide Inc. (the “Company”) herby revokes all previous proxies, acknowledges receipt of the Notice of Annual Meeting of Shareholders to be held June 9, 2014 and proxy statement, and appoints Eric W. Kirchner and Lance E. D’Amico, or either of them, acting alone, as proxies and attorneys-in-fact, each with full power of substitution, for and in the name of the undersigned or on behalf of the undersigned or of any other entity or entities, at the Annual Meeting of Shareholders to be held on Monday, June 9, 2014 at 9:00 a.m. (Pacific Time) at 100 Oceangate Boulevard, Suite 1500, Long Beach, California 90802, USA and at any adjournment(s) and postponements(s) thereof, on all matters coming before the meeting

This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is indicated, shares represented by this proxy will be voted for each of the nominees listed in proposal 1, for proposal 2, for proposal 3 and for proposal 4 on the reverse side. In addition, this proxy will be voted in accordance with the proxies’ discretion on such other matters that may properly come before the meeting or any adjournment(s) or postponement(s) thereof. In the event one or more nominees for director listed in proposal 1 on the reverse side is unable to or declines to serve as a director at the time of the annual meeting, this proxy will be voted for the election of such person as may be designated by the Company’s board of directors, if any.

Address change/comments:

(If you noted any Address Changes and/or Comments above, please mark corresponding box on the reverse side.)

Continued and to be signed on reverse side

0000212607_2    R1.0.0.51160